Independent Auditor’s Report

Board of Trustees
Glimcher Realty Trust
Columbus, Ohio

We have audited the accompanying consolidated financial statements of Glimcher Realty Trust, which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2014, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Glimcher Realty Trust as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As described in Note 3, Glimcher Realty Trust merged with a subsidiary of Washington Prime Group Inc. on January 15, 2015.

/s/ BDO USA, LLP

Chicago, Illinois
February 26, 2015

GLIMCHER REALTY TRUST
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share and par value amounts)

	December 31,
	2014	2013
ASSETS
Investment in real estate:
Land	$409,191	$401,325
Buildings, improvements and equipment	2,765,912	2,729,775
Developments in progress	77,953	53,992
	3,253,056	3,185,092
Less accumulated depreciation	868,861	801,654
Property and equipment, net	2,384,195	2,383,438
Deferred costs, net	35,946	35,388
Real estate assets held-for-sale	3,658	5,667
Investment in and advances to unconsolidated real estate entities	15,307	30,428
Investment in real estate, net	2,439,106	2,454,921

Cash and cash equivalents	20,631	59,614
Non-real estate assets associated with property held-for-sale	—	51
Restricted cash	20,117	33,674
Tenant accounts receivable, net	38,405	37,062
Deferred expenses, net	14,866	17,457
Prepaid and other assets	53,715	55,230
Total assets	$2,586,840	$2,658,009

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS, AND EQUITY
Mortgage notes payable	$1,699,063	$1,846,573
Mortgage note payable associated with property held-for-sale	—	1,330
Notes payable	135,000	—
Other liabilities associated with assets held-for-sale	—	89
Accounts payable and accrued expenses	130,294	136,670
Distributions payable	20,194	20,081
Total liabilities	1,984,551	2,004,743

Redeemable noncontrolling interests	5,648	1,886

Glimcher Realty Trust shareholders’ equity:
Series G Cumulative Preferred Shares of Beneficial Interest, $0.01 par value, 4,700,000 shares issued and outstanding	109,868	109,868
Series H Cumulative Preferred Shares of Beneficial Interest, $0.01 par value, 4,000,000 shares issued and outstanding	96,466	96,466
Series I Cumulative Preferred Shares of Beneficial Interests, $0.01 par value, 3,800,000 shares issued and outstanding	91,591	91,591
Common Shares of Beneficial Interest, $0.01 par value, 145,710,665 and 145,075,115 shares issued and outstanding as of December 31, 2014 and December 31, 2013, respectively	1,457	1,451
Additional paid-in capital	1,296,113	1,289,097
Distributions in excess of accumulated earnings	(1,010,492)	(949,442)
Accumulated other comprehensive loss	(675)	(1,022)
Total Glimcher Realty Trust shareholders’ equity	584,328	638,009
Noncontrolling interests	12,313	13,371
Total equity	596,641	651,380
Total liabilities, redeemable noncontrolling interests, and equity	$2,586,840	$2,658,009

The accompanying notes are an integral part of these consolidated financial statements.

GLIMCHER REALTY TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(dollars in thousands, except per share amounts)

	For the Years Ended December 31,
	2014	2013	2012
Revenues:
Minimum rents	$244,954	$228,817	$191,477
Percentage rents	13,157	11,450	9,693
Tenant reimbursements	117,160	110,376	94,638
Other	19,373	24,714	23,390
Total revenues	394,644	375,357	319,198
Expenses:
Property operating expenses	86,824	80,443	69,020
Real estate taxes	47,189	43,956	38,457
Provision for doubtful accounts	1,301	2,817	5,903
Other operating expenses	16,378	20,827	18,476
Depreciation and amortization	125,985	113,636	95,194
General and administrative	29,396	28,283	23,645
Merger related costs	11,182	—	—
Total expenses	318,255	289,962	250,695
Operating income	76,389	85,395	68,503
Interest income	274	33	71
Interest expense	81,501	77,908	68,100
Gain on remeasurement of equity method investments	—	19,227	25,068
Equity in income (loss) of unconsolidated real estate entities, net	9,161	(31,811)	(10,127)
Income (loss) from continuing operations	4,323	(5,064)	15,415
Discontinued operations:
Gain on disposition of assets	2,613	—	—
Income from operations	684	389	380
Gain on extinguishment of debt	16,292	—	—
Impairment loss	(2,513)	—	(18,477)
Net income (loss)	21,399	(4,675)	(2,682)
Add: allocation to noncontrolling interests	(683)	525	601
Net income (loss) attributable to Glimcher Realty Trust	20,716	(4,150)	(2,081)
Less: Preferred share dividends	23,579	24,415	24,969
Less: Write-off related to preferred share redemptions	—	9,426	3,446
Net loss to common shareholders	$(2,863)	$(37,991)	$(30,496)

Earnings Per Common Share (“EPS”):
EPS (basic):
Continuing operations	$(0.13)	$(0.26)	$(0.09)
Discontinued operations	$0.11	$0.00	$(0.13)
Net loss to common shareholders	$(0.02)	$(0.26)	$(0.23)
EPS (diluted):
Continuing operations	$(0.13)	$(0.26)	$(0.09)
Discontinued operations	$0.11	$0.00	$(0.13)
Net loss to common shareholders	$(0.02)	$(0.26)	$(0.23)
Weighted average common shares outstanding	145,384	144,519	135,152
Weighted average common shares and common share equivalents outstanding	147,827	146,765	137,624

Net income (loss)	$21,399	$(4,675)	$(2,682)
Other comprehensive income (loss) on derivative instruments, net	353	266	(815)
Comprehensive income (loss)	21,752	(4,409)	(3,497)
Comprehensive (income) loss attributable to noncontrolling interests	(6)	(4)	14
Comprehensive income (loss) attributable to Glimcher Realty Trust	$21,746	$(4,413)	$(3,483)

The accompanying notes are an integral part of these consolidated financial statements.

GLIMCHER REALTY TRUST CONSOLIDATED STATEMENTS OF EQUITY For the Year Ended December 31, 2012 (dollars in thousands, except share, par value and unit amounts)

				Common Shares of Beneficial Interest
	Series F Cumulative Preferred Shares	Series G Cumulative Preferred Shares	Series H Cumulative Preferred Shares	Shares	Amount	Additional Paid-in Capital	Distributions In Excess of Accumulated Earnings	Accumulated Other Comprehensive Loss	Non- Controlling Interests	Total
Balance, December 31, 2011	$60,000	$222,074	$—	115,975,420	$1,160	$1,016,188	$(766,571)	$(483)	$11,561	$543,929
Distributions declared, $0.4000 per share							(56,463)		(968)	(57,431)
Distribution Reinvestment and Share Purchase Plan				10,416	—	90				90
Exercise of stock options				152,694	1	480				481
Restricted stock grant				898,224	9	(9)				—
Cancellation of restricted stock grant				(35,174)	—	—				—
OP unit conversion				481,190	5	—				5
Amortization of performance stock						766				766
Amortization of restricted stock						1,669				1,669
Preferred stock dividends							(24,969)			(24,969)
Net loss							(2,081)		(601)	(2,682)
Other comprehensive loss on derivative instruments								(801)	(14)	(815)
Stock option expense						817				817
Issuances of common stock				25,606,900	256	254,670				254,926
Issuance of Series H Cumulative Preferred Shares			100,000							100,000
Preferred and common stock issuance costs			(3,534)			(11,650)				(15,184)
Redemption of Cumulative Preferred Shares	(60,000)	(30,000)								(90,000)
Write-off related to preferred share redemptions		338				3,108	(3,446)			—
Adjustments related to consolidation of a previously unconsolidated entity									(45)	(45)
Transfer to noncontrolling interests in partnership						(2,025)			2,025	—
Balance, December 31, 2012	$—	$192,412	$96,466	143,089,670	$1,431	$1,264,104	$(853,530)	$(1,284)	$11,958	$711,557

The accompanying notes are an integral part of these consolidated financial statements.

GLIMCHER REALTY TRUST CONSOLIDATED STATEMENTS OF EQUITY AND REDEEMABLE NONCONTROLLING INTERESTS For the Year Ended December 31, 2013 (dollars in thousands, except share, par value and unit amounts)

				Common Shares of Beneficial Interest
	Series G Cumulative Preferred Shares	Series H Cumulative Preferred Shares	Series I Cumulative Preferred Shares	Shares	Amount	Additional Paid-in Capital	Distributions In Excess of Accumulated Earnings	Accumulated Other Comprehensive Loss	Non-Controlling Interests	Total	Redeemable Non- Controlling Interests
Balance, December 31, 2012	$192,412	$96,466	$—	143,089,670	$1,431	$1,264,104	$(853,530)	$(1,284)	$11,958	$711,557	$—
Distributions declared, $0.4000 per share							(57,921)		(917)	(58,838)
Distribution Reinvestment and Share Purchase Plan				9,288	—	80				80
Exercise of stock options				167,648	2	920				922
Restricted stock grant				194,391	2	(2)				—
Issuance of OP units									2,289	2,289
OP unit conversion				109,618	1	(1)				—
Amortization of performance stock						1,472				1,472
Amortization of restricted stock						3,080				3,080
Preferred stock dividends							(24,415)			(24,415)
Net loss							(4,150)		(512)	(4,662)	(13)
Other comprehensive income on derivative instruments								262	4	266
Stock option expense						1,148				1,148
Issuance of redeemable noncontrolling interests										—	1,899
Issuances of common stock				1,504,500	15	17,518				17,533
Issuance of Series I Cumulative Preferred Shares			95,000							95,000
Preferred and common stock issuance costs			(3,409)			(643)				(4,052)
Redemption of Cumulative Preferred Shares	(90,000)									(90,000)
Write-off related to preferred share redemption	7,456					1,970	(9,426)			—
Transfer to noncontrolling interests in partnership						(549)			549	—
Balance, December 31, 2013	$109,868	$96,466	$91,591	145,075,115	$1,451	$1,289,097	$(949,442)	$(1,022)	$13,371	$651,380	$1,886

The accompanying notes are an integral part of these consolidated financial statements.

GLIMCHER REALTY TRUST CONSOLIDATED STATEMENTS OF EQUITY AND REDEEMABLE NONCONTROLLING INTERESTS For the Year Ended December 31, 2014 (dollars in thousands, except share, par value and unit amounts)

				Common Shares of Beneficial Interest
	Series G Cumulative Preferred Shares	Series H Cumulative Preferred Shares	Series I Cumulative Preferred Shares	Shares	Amount	Additional Paid-in Capital	Distributions In Excess of Accumulated Earnings	Accumulated Other Comprehensive Loss	Non-Controlling Interests	Total	Redeemable Non-Controlling Interests
Balance, December 31, 2013	$109,868	$96,466	$91,591	145,075,115	$1,451	$1,289,097	$(949,442)	$(1,022)	$13,371	$651,380	$1,886
Distributions declared, $0.4000 per share							(58,187)		(976)	(59,163)
Distribution Reinvestment and Share Purchase Plan				8,178	—	51				51
Exercise of stock options				89,301	1	634				635
Restricted stock grant				540,166	5	(5)				—
Cancellation of restricted stock grant				(13,357)	—	—				—
OP unit conversion				11,262	—	—				—
Amortization of performance stock						1,728				1,728
Amortization of restricted stock						3,720				3,720
Preferred stock dividends							(23,579)			(23,579)
Net loss, excluding $103 of distributions to preferred OP unit holders							20,716		681	21,397	(101)
Other comprehensive income on derivative instruments								347	6	353
Stock option expense						1,032				1,032
Distribution to consolidated joint venture partner									(736)	(736)
Adjustment of redemption value for redeemable noncontrolling interests						(177)				(177)	177
Issuance of redeemable noncontrolling interests										—	3,601
Contribution by partner										—	85
Transfer to noncontrolling interests in partnership						33			(33)	—
Balance, December 31, 2014	$109,868	$96,466	$91,591	145,710,665	$1,457	$1,296,113	$(1,010,492)	$(675)	$12,313	$596,641	$5,648

The accompanying notes are an integral part of these consolidated financial statements.

GLIMCHER REALTY TRUST
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	For the Years Ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net income (loss)	$21,399	$(4,675)	$(2,682)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for doubtful accounts	1,331	2,607	5,859
Depreciation and amortization	126,054	115,143	97,501
Amortization of financing costs	3,408	3,528	3,895
Equity in (income) loss of unconsolidated real estate entities, net	(9,161)	31,811	10,127
Distributions from unconsolidated real estate entities	5,802	60	4,064
Discontinued development costs charged to expense	25	122	3,359
Impairment loss	2,513	—	18,477
Gain on sale of real estate assets	(4,405)	(1,070)	(1,979)
Gain on remeasurement of equity method investments	—	(19,227)	(25,068)
Gain on extinguishment of debt	(16,292)	—	—
Stock compensation expense	6,480	5,700	3,252
Net changes in operating assets and liabilities:
Tenant accounts receivable, net	(938)	(8,199)	(7,823)
Prepaid and other assets	1,685	196	1,369
Accounts payable and accrued expenses	(11,193)	(7,249)	4,834
Net cash provided by operating activities	126,708	118,747	115,185
Cash flows from investing activities:
Additions to redevelopment and renovation projects	(39,240)	(54,232)	(45,964)
Other capital expenditures	(58,032)	(39,126)	(43,367)
Acquisition of properties, net of cash assumed	(51,127)	(185,854)	(239,326)
Additions to investment in unconsolidated real estate entities	—	—	(5,761)
Proceeds from sale of real estate assets	13,439	12,914	7,050
Additions to restricted cash	12,446	(4,718)	(1,909)
Additions to deferred costs and other	(8,573)	(8,626)	(7,511)
Distributions from unconsolidated real estate entities	21,925	25,496	17,851
Net cash used in investing activities	(109,162)	(254,146)	(318,937)
Cash flows from financing activities:
Proceeds from (payments to) revolving line of credit, net	135,000	(85,000)	7,000
Payments of deferred financing costs, net	(1,135)	(3,395)	(5,997)
Proceeds from issuance of mortgages and other notes payable	—	715,500	247,000
Principal payments on mortgages and other notes payable	(107,695)	(385,578)	(205,853)
Net proceeds from issuance of common shares, including common stock plans	686	17,892	243,847
Distribution to consolidated joint venture partner	(736)	—	—
Contribution to consolidated joint venture by redeemable noncontrolling interests	85	—	—
Net proceeds from issuance of preferred shares	—	91,591	96,466
Redemption of preferred shares	—	(90,000)	(90,000)
Cash distributions	(82,734)	(83,486)	(80,098)
Net cash (used in) provided by financing activities	(56,529)	177,524	212,365
Net change in cash and cash equivalents	(38,983)	42,125	8,613
Cash and cash equivalents, at beginning of year	59,614	17,489	8,876
Cash and cash equivalents, at end of year	$20,631	$59,614	$17,489

The accompanying notes are an integral part of these consolidated financial statements.

GLIMCHER REALTY TRUST
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and unit amounts)

1.    Organization and Basis of Presentation

Organization

Glimcher Realty Trust (“GRT”) is a fully-integrated, self-administered and self-managed Maryland real estate investment trust (“REIT”), which owns, leases, manages and develops a portfolio of retail properties (the “Property” or “Properties”). The Properties consist of enclosed regional malls, open-air centers, outlet centers, and community shopping centers. At December 31, 2014, GRT both owned material interests in and managed 25 Properties (23 wholly-owned and two partially owned through joint ventures). The "Company" refers to GRT and Glimcher Properties Limited Partnership (the "Operating Partnership," "OP" or "GPLP"), a Delaware limited partnership, as well as entities in which the Company has a material ownership or financial interest, collectively.

As discussed in Note 3 - "Washington Prime Group Merger", GRT was merged into Washington Prime Group on January 15, 2015.

Basis of Presentation

The consolidated financial statements include the accounts of GRT, GPLP, and Glimcher Development Corporation (“GDC”) and their subsidiaries. As of December 31, 2014, GRT was a limited partner in GPLP with a 98.2% ownership interest and GRT’s wholly-owned subsidiary, Glimcher Properties Corporation, was GPLP’s sole general partner, with a 0.1% ownership interest in GPLP. GDC, a wholly-owned subsidiary of GPLP, provides development, construction, leasing, and legal services to the Company’s affiliates and is a taxable REIT subsidiary. The Company consolidates entities in which it owns more than 50% of the voting equity and control does not rest with other parties, as well as variable interest entities (“VIE”) in which it is deemed to be the primary beneficiary in accordance with Accounting Standards Codification (“ASC”) Topic 810 – “Consolidation.” Investments in real estate joint ventures over which the Company has the ability to exercise significant influence, but for which it does not have financial or operating control, are accounted for using the equity method of accounting. These entities are reflected on the Company’s consolidated financial statements as “Investment in and advances to unconsolidated real estate entities.” All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Subsequent events that have occurred since December 31, 2014 that require recognition or disclosure in these financial statements are presented in Note 3 - "Washington Prime Group Merger" and Note 25 - "Subsequent Events."

2.	Summary of Significant Accounting Policies

Revenue Recognition

Minimum rents are recognized on an accrual basis over the terms of the related leases on a straight-line basis. Percentage rents, which are based on tenants’ sales as reported to the Company, are recognized once the sales reported by such tenants exceed any applicable breakpoints as specified in the tenants’ leases. The percentage rents are recognized based upon the measurement dates specified in the leases which indicate when the percentage rent is due.

Recoveries from tenants for real estate taxes, insurance, and other shopping center operating expenses are recognized as revenues in the period that the applicable costs are incurred. The Company recognizes differences between estimated recoveries and the final billed amounts in the subsequent year. Final billings to tenants for real estate taxes, insurance and other shopping center operating expenses in 2013 and 2012, which were billed in 2014 and 2013, respectively, did not vary significantly as compared to the estimated receivable balances.  Other revenues primarily consist of fee income which relates to property management services and other services related to our unconsolidated joint venture properties and is recognized in the period in which the service is performed, license agreement revenues which are recognized as earned, and the proceeds from sales of development land which are generally recognized at the closing date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

Tenant Accounts Receivable

The allowance for doubtful accounts reflects the Company’s estimate of the amount of the recorded accounts receivable at the balance sheet date that will not be recovered from cash receipts in subsequent periods. The Company’s policy is to record a periodic provision for doubtful accounts based on a percentage of total revenues. The Company also periodically reviews specific tenant and other receivable balances and determines whether an additional allowance is necessary. In recording such a provision, the Company considers a tenant’s or other party's creditworthiness, ability to pay, probability of collection and consideration of the retail sector in which the tenant operates. The allowance for doubtful accounts is reviewed and adjusted periodically based upon the Company’s historical experience.

Investment in Real Estate – Carrying Value of Assets

The Company maintains a diverse portfolio of real estate assets.  The portfolio holdings have increased as a result of both acquisitions and the development of Properties and have been reduced by selected sales of assets.  The amounts to be capitalized as a result of acquisitions and developments and the periods over which the assets are depreciated or amortized are determined based on the application of accounting standards that may require estimates as to fair value and the allocation of various costs to the individual assets.  The Company capitalizes direct and indirect costs that are clearly related to the development, construction, or improvement of Properties, including internal costs such as interest, taxes, and qualifying payroll related expenditures. Cost capitalization begins once the development or construction activity commences and ceases when the asset is ready for its intended use.

The Company allocates the cost of an acquisition based upon the estimated fair value of the net assets acquired.  The Company also estimates the fair value of intangibles related to its acquisitions.  The valuation of the fair value of the intangibles involves estimates related to market conditions, probability of lease renewals and the current market value of in-place leases.  This market value is determined by considering factors such as the tenant’s industry, location within the Property and competition in the specific market in which the Property operates.  Differences in the amount attributed to the fair value estimate for intangible assets can be significant based upon the assumptions made in calculating these estimates.

Depreciation and Amortization

Depreciation expense for real estate assets is computed using a straight-line method and estimated useful lives for buildings and improvements using a weighted average composite life of forty years and three to ten years for equipment and fixtures.  Expenditures for leasehold improvements and construction allowances paid to tenants are capitalized and amortized over the initial term of each lease.  Cash allowances paid to tenants that are used for purposes other than improvements to the real estate are amortized as a reduction to minimum rents over the initial lease term.  Maintenance and repairs are charged to expense as incurred.  Cash allowances paid in return for operating covenants from retailers who own their real estate are capitalized as contract intangibles and are classified as "Buildings, improvements and equipment" in the Company's Consolidated Balance Sheets.  These intangibles are amortized over the period the retailer is required to operate their store.

Impairment Evaluation

Management evaluates the recoverability of its investment in real estate assets as required by ASC Topic 360 - “Property, Plant and Equipment.”  Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that recoverability of the investment in the asset is not reasonably assured.

The Company evaluates the recoverability of its investments in real estate assets to be held and used each quarter. The evaluation considers the undiscounted projected cash flows from the use and eventual disposition of the property in relation to the carrying amount for a particular property.  The estimated cash flows used for the impairment analysis and the determination of estimated fair value are based on the Company’s plans for the respective asset(s) and the Company’s views of market and economic conditions.  The Company also conducts a detailed evaluation of each Property that has a material reduction in occupancy levels and/or net operating income performance.  The evaluations consider matters such as current and historical rental rates, occupancies for the respective Properties and comparable properties as well as recent sales data for comparable properties in comparable markets.  At the conclusion of such evaluation, if management determines that the carrying value is not recoverable, an impairment charge is indicated. The amount of the impairment charge recorded is the difference between the carrying value of the asset and the Company’s estimate of the fair market value of the asset.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

Sale of Real Estate Assets

The Company records sales of operating properties and outparcels using the full accrual method at closing when both of the following conditions are met: a) the profit is determinable, meaning that, the collectability of the sales price is reasonably assured or the amount that will not be collectible can be estimated; and b) the earnings process is virtually complete, meaning that the seller is not obligated to perform significant activities after the sale to earn the profit. Sales not qualifying for full recognition at the time of sale are accounted for under other appropriate deferral methods.

Investment in Real Estate – Held-for-Sale

The Company evaluates the held-for-sale classification of its consolidated real estate assets each quarter. Assets that are classified as held-for-sale are recorded at the lower of their carrying amount or fair value less cost to sell. Management evaluates the fair value less cost to sell each quarter and records impairment charges as required. An asset is generally classified as held-for-sale once management commits to a plan to sell its entire interest in a particular Property which results in no continuing involvement in the asset and initiates an active program to market the asset for sale. In instances where the Company may sell either a partial or entire interest in a Property and has commenced marketing of the Property, the Company evaluates the facts and circumstances of the potential sale to determine the appropriate classification for the reporting period. Based upon management’s evaluation, if it is expected that the sale will be for a partial interest, the asset is classified as held for investment. If during the marketing process it is determined the asset will be sold in its entirety, the period of that determination is the period the asset would be reclassified as held-for-sale. The results of operations for these real estate Properties that are classified as held-for-sale are reflected as discontinued operations in all periods reported.

On occasion, the Company will receive unsolicited offers from third parties to buy individual Properties. Under these circumstances, the Company will classify the particular Property as held-for-sale when a sales contract is executed with no contingencies and the prospective buyer has funds at risk to ensure performance.

At December 31, 2014 and 2013, the Company classified one and two real estate assets as held-for-sale, respectively. These assets are discussed in Note 13 - "Investment in Joint Ventures - Consolidated."

Accounting for Acquisitions

The value of the real estate acquired is allocated to acquired tangible assets, consisting of land, buildings and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, acquired in-place leases and the value of tenant relationships, based in each case on their fair values.

The fair value of the tangible assets of an acquired property noted above is determined by valuing the property as if it were vacant, based on management’s determination of the relative fair values of these assets. Management determines the fair value of an acquired property using a variety of methods to estimate the fair value of the tangible assets.

In determining the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market lease values are generally recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between a) the contractual amounts to be paid pursuant to the in-place leases and b) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The identified above-market and below-market lease values are amortized as an adjustment to rental income over the initial lease term.

The Company also considers fixed-rate renewal options in its assessment of the lease term used in the calculation of the fair value of below-market lease intangibles. The Company compares the contractual lease rates to the projected market lease rates and makes a determination as to whether or not to include the fixed-rate renewal option into the calculation of the fair value of below-market leases. The determination of the likelihood that a fixed-rate renewal option will be exercised is approached from both a quantitative and qualitative perspective.

From a quantitative perspective, the Company determines if the fixed-rate renewal option is economically compelling to the tenant. The Company also considers qualitative factors such as: overall tenant sales performance, the industry the tenant operates in, the tenant's commitment to the concept, and other information the Company may have knowledge of relating to the particular tenant. This quantitative and qualitative information is then used, on a case-by-case basis, to determine if the fixed-rate renewal option should be included in the fair value calculation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

The aggregate value of in-place leases is determined by evaluating various factors, including an estimate of carrying costs during the expected lease-up periods, current market conditions, and similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs. The value assigned to these intangible assets is amortized over the remaining lease term plus an assumed renewal period that is reasonably assured.

The aggregate value of other acquired intangible assets includes tenant relationships. Factors considered by management in assigning a value to these relationships include: assumptions of probability of lease renewals, investment in tenant improvements, leasing commissions, and an approximate time lapse in rental income while a new tenant is located. The value assigned to this intangible asset is amortized over the average life of the relationship.

Deferred Costs

The Company capitalizes initial direct costs of leases and amortizes these costs over the initial lease term. The initial direct costs primarily include salaries, commissions and travel of the Company’s leasing and legal personnel. The costs are capitalized upon the execution of the lease and the amortization period begins the earlier of the store opening date or the date the tenant’s lease obligation begins.

Stock-Based Compensation

The Company expenses the fair value of share awards in accordance with the fair value recognition requirements of ASC Topic 718 - “Compensation-Stock Compensation.” ASC Topic 718 requires companies to measure the cost of the recipient services received in exchange for an award of an equity instrument based on the grant-date fair value of the award. The cost of the share award is expensed over the requisite service period (usually the vesting period).

Cash and Cash Equivalents

For purposes of the statements of cash flows, all highly liquid investments purchased with original maturities of three months or less are considered to be cash equivalents. Cash and cash equivalents primarily consists of short term securities and overnight purchases of debt securities. The carrying amounts approximate fair value.

Restricted Cash

Restricted cash consists primarily of cash held for real estate taxes, insurance, property reserves for maintenance, and expansion or leasehold improvements as required by certain of our loan agreements.

Deferred Expenses

Deferred expenses consist principally of fees associated with obtaining financing. These costs are amortized as interest expense over the terms of the respective agreements. Deferred expenses in the accompanying Consolidated Balance Sheets are shown net of accumulated amortization.

Derivative Instruments and Hedging Activities

The Company accounts for derivative instruments and hedging activities in accordance with ASC Topic 815 - “Derivatives and Hedging.” The objective of the guidance is to provide users of financial statements with an enhanced understanding of: a) how and why an entity uses derivative instruments; b) how derivative instruments and related hedged items are accounted for under this guidance; and c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. It also requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

The Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Also, derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The change in fair value of derivative instruments that do not qualify for hedge accounting is recognized in earnings.

Interest Costs

The components of the Company’s interest costs related to its continuing operations are shown in the table below.  Interest expense and loan fees are recorded consistent with the terms of the Company’s financing arrangements.  Capitalized interest is recorded as a reduction to interest expense based upon the Company’s weighted average borrowing rate.

	Years Ended December 31,
	2014	2013	2012
Interest expense	$78,222	$74,409	$64,231
Amortization of financing costs	3,279	3,499	3,869
Total interest expense	81,501	77,908	68,100
Interest capitalized	3,027	3,785	2,506
Total interest costs	$84,528	$81,693	$70,606

The Company paid $84,810, $79,060 and $70,131 in interest for the years ended December 31, 2014, 2013 and 2012, respectively.

Investment in and Advances to Unconsolidated Real Estate Entities

The Company evaluates all joint venture arrangements for consolidation. The percentage interest in the joint venture, evaluation of control and whether the joint venture is a VIE are all considered in determining if the arrangement qualifies for consolidation. The Company evaluates its investments in joint ventures to determine whether such entities may be a VIE, and, if a VIE, whether the Company is the primary beneficiary. Generally, an entity is determined to be a VIE when either (1) the equity investors (if any) lack one or more of the essential characteristics of a controlling financial interest, (2) the equity investment at risk is insufficient to finance that entity's activities without additional subordinated financial support or (3) the equity investors have voting rights that are not proportionate to their economic interests and the activities of the entity involve or are conducted on behalf of an investor with a disproportionately small voting interest. The primary beneficiary is the entity that has both (1) the power to direct matters that most significantly impact the VIE's economic performance and (2) the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The Company considers a variety of factors in identifying the entity that holds the power to direct matters that most significantly impact the VIE's economic performance including, but not limited to; the ability to direct financing, leasing, construction and other operating decisions and activities. In addition, the Company considers the rights of other investors to participate in policy making decisions, to replace or remove the manager of the entity and to liquidate or sell the entity. The obligation to absorb losses and the right to receive benefits when a reporting entity is affiliated with a VIE must be based on ownership, contractual, and/or other pecuniary interests in that VIE.

The Company has determined that it is the primary beneficiary in a VIE, and has consolidated the VIE as disclosed in Note 13 - “Investment in Joint Ventures - Consolidated.”

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

The Company accounts for its investments in unconsolidated real estate entities using the equity method of accounting whereby the cost of an investment is adjusted for the Company’s share of equity in net income or loss beginning on the date of acquisition and reduced by distributions received. The income or loss of each joint venture investor is allocated in accordance with the provisions of the applicable operating agreements. The allocation provisions in these agreements may differ from the ownership interest held by each investor. Any differences between the carrying amount of the Company’s investment in the respective joint venture and the Company’s share of the underlying equity of such unconsolidated entities are amortized over the respective lives of the underlying assets as applicable.

The Company classifies distributions from joint ventures as operating activities if they satisfy all three of the following conditions: the amount represents the cash effect of transactions or events; the amounts result from the joint ventures’ normal operations; and the amounts are derived from activities that enter into the determination of net income. The Company treats distributions from joint ventures as investing activities if they relate to the following activities: lending money and collecting on loans; acquiring and selling or disposing of available-for-sale or held-to-maturity securities (trading securities are classified based on the nature and purpose for which the securities were acquired); and acquiring and selling or disposing of productive assets that are expected to generate revenue over a long period of time.

Advertising Costs

The Company promotes its Properties on behalf of its tenants through various media. The advertising and promotional activities are expensed as incurred. Certain leases contain provisions which enable the Company to charge these tenants for this advertising and promotional activity. Advertising expense was $6,022, $5,178 and $4,723 for the years ended December 31, 2014, 2013, and 2012, respectively.

Income Taxes

GRT qualifies as a REIT under Sections 856-860 of the Internal Revenue Code (“IRC”) of 1986, as amended (the “Code”).  In order to qualify as a REIT, GRT is required to distribute at least 90.0% of its ordinary taxable income to shareholders and to meet certain asset and income tests as well as certain other requirements.  GRT will generally not be liable for federal income taxes, provided it satisfies the necessary distribution requirements and maintains its REIT status.  Even as a qualified REIT, the Company is subject to certain state and local taxes on its income and property.

The Company’s subsidiary, GDC, has elected taxable REIT subsidiary status under Section 856(l) of the Code.  For federal income tax purposes, GDC is treated as a separate entity and taxed as a C-Corporation.  As required by ASC Topic 740 – “Income Taxes,” deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss carry forwards of GDC.  Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Noncontrolling Interests

Noncontrolling interests represent both the aggregate partnership interest in the Operating Partnership held by the Operating Partnership limited partner unit holders (the “Unit Holders”), as well as the underlying equity held by unaffiliated third parties in consolidated joint ventures.

Income or loss allocated to noncontrolling interests related to the Unit Holders' ownership percentage of the Operating Partnership is determined by dividing the number of Operating Partnership Units (“OP Units”) held by the Unit Holders' by the total number of OP Units outstanding at the time of the determination. The issuance of additional common shares of beneficial interest of GRT (the “Common Shares,” “Shares,” “Share,” or “Stock”) or OP Units changes the percentage ownership in the OP Units of both the Unit Holders and the Company. Because an OP Unit is generally redeemable for cash or Shares at the option of GPLP, it is deemed to be equivalent to a Share. Therefore, such transactions are treated as capital transactions and result in an allocation between shareholders’ equity and noncontrolling interests in the accompanying Consolidated Balance Sheets to account for the change in the ownership of the underlying equity in the Operating Partnership.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

Redeemable Noncontrolling Interests

Redeemable noncontrolling interests represent the underlying equity held by unaffiliated third parties in the consolidated joint venture entity that owns Arbor Hills, located in Ann Arbor, Michigan (the "Arbor Hills Venture") and the consolidated joint venture that owns approximately 290,000 square feet of contiguous retail properties and approximately 12 acres of land located in Oklahoma City, Oklahoma (the "OKC Venture") as well as the outstanding Series I-1 Preferred Interests. The unaffiliated third parties have, at their option, the right to have their equity purchased by the Company subject to the satisfaction of certain conditions.

Supplemental Disclosure of Non-Cash Operating, Investing, and Financing Activities

The Company's other non-cash activities for the year ended December 31, 2014 accounted for changes in the following areas: a) investment in real estate - $(38,207), b) cash in escrow $(1,109), c) investment in, and advances to, unconsolidated real estate entities - $3,445, d) accounts receivable - $1,686, e) deferred costs - $1,345, f) prepaid and other assets - $378, g) mortgage notes payable - $41,144, h) accounts payable and accrued expenses - $(2,576), i) additional paid in capital - $(1,981), j) accumulated other comprehensive loss - $(347), and k) redeemable noncontrolling interests - $(3,778).

During the year ended December 31, 2014, the Company conveyed, without penalty, its interest in Eastland Mall located in Columbus, Ohio (“Eastland”) to the securitization trustee (the “Eastland Lender”) for the securitized mortgage loan that encumbered Eastland. In connection with this transfer, the Company disposed of assets totaling $23,967. The Company also was relieved of $40,259 of liabilities which included the Company’s $39,752 mortgage loan on the Property.

Distributions for GRT's Common Shares of $14,571 and $14,508 were declared, but not paid, as of December 31, 2014 and 2013, respectively. Operating Partnership distributions of $244 were declared, but not paid as of December 31, 2014 and 2013. Distributions for GRT's 8.125% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest (“Series G Preferred Shares”) of $2,387 were declared, but not paid, as of December 31, 2014 and 2013. Distributions for GRT's 7.5% Series H Cumulative Redeemable Preferred Shares of Beneficial Interest ("Series H Preferred Shares") of $1,875 were declared, but not paid, as of December 31, 2014 and 2013, $1,563 of which relates to the three months ended December 31, 2014 and 2013. Distributions for GRT's 6.875% Series I Cumulative Redeemable Preferred Shares of Beneficial Interest (“Series I Preferred Shares”) of $1,633 were declared, but not paid, as of December 31, 2014 and 2013, $1,379 of which relates to the three months ended December 31, 2014 and 2013. Distributions for GPLP's 7.3% Series I-1 Preferred Interests (“Series I-1 Preferred Interests”) of $60 were declared, but not paid, as of December 31, 2014, $50 of which relates to the three months ended December 31, 2014. The Series I-1 Preferred Interests were not outstanding at December 31, 2013.

Comprehensive Income

ASC Topic 220 – “Comprehensive Income,” establishes guidelines for the reporting and display of comprehensive income and its components in financial statements.  Comprehensive income includes net income or loss and unrealized gains and losses from fair value adjustments on certain derivative instruments, net of allocations to noncontrolling interests.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States (“U.S.”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.

New Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2014-08, "Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” The amendments in ASU 2014-08 change the criteria for reporting a discontinued operation and require new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. Only disposals representing a strategic shift in operations should be presented as discontinued operations. This accounting standard update is effective for annual filings beginning on or after December 15, 2014. Early adoption is permitted. The impact of the adoption of ASU 2014-08 on the Company’s results of operations, financial position, cash flows and disclosures will be based on the Company’s future disposal activity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers,” which supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605),” and requires an entity to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. ASU 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. ASU 2014-09 provides three transition alternatives and early adoption is prohibited. The Company is currently evaluating the new standard.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements - Going Concern (Subtopic 205-40); Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern”. This update defines when and how companies are required to disclose going concern uncertainties, which must be evaluated each interim and annual period. ASU 2014-15 requires management to determine whether substantial doubt exists regarding the entity’s going concern presumption. This update is effective for the annual period ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted. The Company does not expect this standard to have an impact on the Company’s consolidated financial statements upon adoption.

Reclassifications

Certain reclassifications of prior period amounts, including the presentation of the Consolidated Statements of Operations required by ASC Topic 205 - “Presentation of Financial Statements” have been made in the financial statements in order to conform to the 2014 presentation.

3.    Washington Prime Group Merger

On January 15, 2015, GRT, in accordance with the Agreement and Plan of Merger (the “Merger Agreement”) executed with Washington Prime Group Inc. (“WPG”), Washington Prime Group, L.P. (“WPGLP”), WPG Subsidiary Holdings I, LLC (“Merger Sub I”) and WPG Subsidiary Holdings II Inc. (“Merger Sub II”), merged with and into Merger Sub I, which is a direct wholly-owned subsidiary of WPGLP (such transaction, the “Merger”). In connection with the Merger, Merger Sub II was merged into GPLP. After completion of the Merger, WPG is now conducting business under the name “WP Glimcher” and will use such name for all purposes, except as otherwise required by law or contract. At WPG's 2015 annual meeting of shareholders, the holders of WPG common shares will be asked to vote on a proposal to amend the WPG articles of incorporation to change the name of WPG to “WP Glimcher Inc.”

Under the terms of the Merger Agreement on January 15, 2015, each outstanding Common Share (other than certain Common Shares as set forth in the Merger Agreement) was converted into the right to receive the Merger consideration, which consists of: (x) $10.40 in cash, without interest and (y) 0.1989 of a WPG common share ("Merger Consideration"). The total transaction value, including the assumption of debt, and the sale of Jersey Gardens, a regional mall in Elizabeth, New Jersey (“Jersey Gardens”) and University Park Village, an open air center in Fort Worth, Texas (“University Park”), was approximately $4,200,000 as of January 15, 2015. The value of the 0.1989 of a WPG Common Share was $3.62, as determined by multiplying 0.1989 by the closing price of WPG common shares on January 15, 2015.

Additionally, (i) each outstanding Glimcher Series G Preferred Share was converted into one share of 8.125% series G cumulative redeemable preferred stock, par value $0.0001 per share, of WPG (the “WPG Series G Preferred Shares”), (ii) each outstanding Series H Preferred Share was converted into one share of 7.5% series H cumulative redeemable preferred stock, par value $0.0001 per share, of WPG (the “WPG Series H Preferred Shares”) and (iii) each outstanding Glimcher Series I Preferred Share was converted into one share of 6.875% series I cumulative redeemable preferred stock, par value $0.0001 per share, of WPG (the “WPG Series I Preferred Shares”).

On January 15, 2015 (i) each outstanding OP Unit of GPLP issued and outstanding (other than certain GPLP units as set forth in the Merger Agreement and the GPLP Series I-1 preferred limited partnership units as described below) converted into the right to receive 0.7431 of a newly issued, fully paid and non-assessable WPGLP unit and (ii) each Series I-1 Preferred Interest issued and outstanding immediately prior to such effective time converted into one preferred unit of WPGLP having the preferences, rights and privileges substantially identical to the preference, rights and privileges of the Series I-1 Preferred Interests prior to such Merger.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

Concurrent with the execution of the Merger Agreement, WPGLP and Simon Property Group, L.P. (“Simon LP”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”), pursuant to which GPLP sold (i) the equity interests in the owner of Jersey Gardens and (ii) the equity interests in the owner of University Park to Simon LP for $1,090,000 (subject to certain adjustments and apportionments as described in the Purchase Agreement). The closing of such sale occurred substantially simultaneously with the completion of the Merger.

4.    Tenant Accounts Receivable, Net

The Company’s tenant accounts receivable is comprised of the following components:

Accounts Receivable
	December 31,
	2014	2013
Billed receivables	$6,453	$9,257
Straight-line receivables	25,476	23,583
Unbilled receivables	10,452	8,856
Less: allowance for doubtful accounts	(3,976)	(4,634)
Tenant accounts receivable, net	$38,405	$37,062

The Company had $49 in accounts receivable, net associated with assets held-for-sale at December 31, 2013.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

5.    Mortgage Notes Payable

Mortgage notes payable as of December 31, 2014 and 2013 consisted of the following.

Description/Borrower	Carrying Amount of Mortgage Notes Payable		Interest Rate		Interest Terms	Payment Terms	Payment at Maturity	Maturity Date
Mortgage Notes Payable	2014	2013	2014	2013
Fixed Rate:
Glimcher Supermall Venture, LLC (t)	$49,969	$51,611	7.54%	7.54%	(i)	(a)	$49,969	(e)
Glimcher Merritt Square, LLC	53,465	54,359	5.35%	5.35%		(a)	$52,914	September 1, 2015
SDQ Fee, LLC	65,492	66,663	4.91%	4.91%		(a)	$64,577	October 1, 2015
BRE/Pearlridge LLC	172,103	174,774	4.60%	4.60%		(a)	$169,551	November 1, 2015
RVM Glimcher, LLC	45,793	46,608	5.65%	5.65%		(a)	$44,931	January 11, 2016
WTM Glimcher, LLC	60,000	60,000	5.90%	5.90%		(b)	$60,000	June 8, 2016
Glimcher MJC, LLC	52,262	52,940	6.76%	6.76%		(a)	$47,768	May 6, 2020
Grand Central Parkersburg, LLC	42,515	43,141	6.05%	6.05%		(a)	$38,307	July 6, 2020
JG Elizabeth II, LLC (s)	350,000	350,000	3.83%	3.83%		(b)	$350,000	November 1, 2020
ATC Glimcher, LLC	39,898	40,577	4.90%	4.90%		(a)	$34,569	July 6, 2021
Dayton Mall II, LLC	82,000	82,000	4.57%	4.57%		(d)	$75,241	September 1, 2022
PFP Columbus II, LLC	225,000	225,000	3.90%	3.90%		(f)	$203,576	March 1, 2025
AHC Washtenaw, LLC	25,500	25,500	4.27%	4.27%		(q)	$20,949	(l)
Leawood TCP LLC	73,628	74,873	5.00%	5.00%		(a)	$52,465	(j)
119 Leawood, LLC	36,634	37,305	4.25%	4.25%		(a)	$25,820	(j)
UPV Glimcher LP (s)	55,000	55,000	3.85%	3.85%		(g)	$45,977	May 1, 2028
Tax Exempt Bonds (k)	19,000	19,000	6.00%	6.00%		(c)	$19,000	November 1, 2028
	1,448,259	1,459,351
Variable Rate:
Kierland Crossing, LLC	130,000	130,000	3.27%	3.27%	(h)	(b)	$130,000	(m)
Glimcher WestShore, LLC	99,600	99,600	2.80%	2.80%	(n)	(b)	$99,600	(p)
Glimcher WestShore Mezz, LLC	20,000	20,000	8.00%	8.00%	(o)	(b)	$20,000	(p)
	249,600	249,600
Other:
Fair value adjustments	1,204	2,596
Extinguished debt	—	135,026		(r)
Mortgage Notes Payable	$1,699,063	$1,846,573

Mortgage Notes Payable Associated with Property Held-for-Sale
Extinguished Debt	$—	$1,330		5.50%

(a)	The loan requires monthly payments of principal and interest.

(b)	The loan requires monthly payments of interest only.

(c)	The loan requires semi-annual payments of interest.

(d)	The loan requires monthly payments of interest only until October 2017. Thereafter, monthly payments of principal and interest are required.

(e)	The loan matures in September 2029, with an optional prepayment (without penalty) date on February 11, 2015.

(f)	The loan requires monthly payments of interest only until April 2020. Thereafter, monthly payments of principal and interest are required.

(g)	The loan requires monthly payments of interest only until May 2020. Thereafter, monthly payments of principal and interest are required.

(h)	$105,000 was fixed through a swap agreement at a rate of 3.14% at December 31, 2014 and December 31, 2013, and the remaining $25,000 incurs interest at an average rate of LIBOR plus 3.65%.

(i)	Interest rate escalates after optional prepayment date.

(j)	The loans for Leawood TCP, LLC and 119 Leawood, LLC, are cross-collateralized and have a call date of February 1, 2027.

(k)
The bonds were issued by the New Jersey Economic Development Authority as part of the financing for the initial development of The Outlet Collection | Jersey Gardens site.  Although not secured by the Property, the loan was fully guaranteed by GRT. The bonds were redeemed on January 8, 2015.

(l)	The loan has a call date of January 1, 2026.

(m)	The loan matures May 22, 2015, however, a portion of the loan ($107,000) may be extended for one year subject to payment of certain loan extension fees and satisfaction of other conditions.

(n)	Interest rate is the greater of 2.80% or LIBOR plus 2.30%. The rate has been capped at 6.30%

(o)	Interest rate is the greater of 8.00% or LIBOR plus 7.50%. The rate has been capped at 11.50%

(p)	The loan matures October 1, 2015, however, the loan may be extended for two years subject to payment of certain loan extension fees and satisfaction of other conditions.

(q)	The loan requires primarily monthly payments of interest only until February 2017. Thereafter, monthly payments of principal and interest are required.

(r)	Interest rates ranging from 5.45% to 5.87% at December 31, 2013.

(s)	Loans were assumed in connection with the sale of the properties to Simon LP on January 15, 2015.

(t)	The loan was repaid on January 13, 2015 along with the required debt service through the optional prepayment date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

All mortgage notes payable are collateralized either directly or indirectly by certain Properties (owned by the respective entities) with net book values of $2,012,363 and $2,147,522 at December 31, 2014 and December 31, 2013, respectively. Certain loans contain financial covenants regarding minimum net operating income and coverage ratios.  Management believes GRT’s affiliate borrowers are in compliance with all covenants at December 31, 2014.  Additionally, $149,000 of mortgage notes payable relating to certain Properties, including $19,000 of tax exempt bonds issued as part of the financing for the initial development of Jersey Gardens have been guaranteed by GRT as of December 31, 2014.

Principal maturities (excluding extension options) on mortgage notes payable during each of the five years subsequent to December 31, 2014, and thereafter, are as follows:

December 31,	Amount
2015	$596,811
2016	109,247
2017	5,283
2018	6,545
2019	6,894
Thereafter	974,283
Total	$1,699,063

6.	Notes Payable

On February 13, 2014, GPLP closed on a modification and extension of its unsecured corporate credit facility (as amended, the “Credit Facility”). The Credit Facility amended the unsecured credit facility that was due to expire in February 2017 (the “Prior Facility”). The modification increased the maximum availability under the Credit Facility from $250,000 to $300,000 and extended the facility's maturity date to February 2018 with an additional one-year extension option. The Credit Facility provides for improved pricing through a lower interest rate structure. The interest rate ranges from LIBOR plus 1.40% to LIBOR plus 2.00% per annum based upon the quarterly measurement of our consolidated debt outstanding as a percentage of total asset value. The applicable interest rate as of December 31, 2014 is LIBOR plus 1.75% per annum, or 1.91% per annum. GPLP may increase the total borrowing availability to $500,000 under an accordion feature. The Company's availability under the Credit Facility is determined based upon the value of its unencumbered assets and is measured on a quarterly basis. The Credit Facility contains customary covenants, representations, warranties and events of default, including maintenance of a specified net worth requirement; a consolidated debt outstanding as a percentage of total asset value ratio; an interest coverage ratio; a fixed charge ratio; and a total recourse debt outstanding as a percentage of total asset value ratio.  Management believes GPLP is in compliance with all covenants of the Credit Facility as of December 31, 2014.

At December 31, 2014, the availability level on the Credit Facility was $300,000 and the outstanding balance was $135,000.  Additionally, $627 represents a holdback on the available balance for letters of credit issued under the Credit Facility.  As of December 31, 2014, the unused balance of the Credit Facility available to the Company was $164,373 and the average interest rate on the outstanding balance was 1.92% per annum.

At December 31, 2013, the availability level on the Prior Facility was $198,528 and the outstanding balance was $0.  Additionally, $817 represented a holdback on the available balance for letters of credit issued under the Prior Facility.  As of December 31, 2013, the unused balance of the Prior Facility available to the Company was $197,711.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

7.    Income Taxes

The following table reconciles the Company’s net income (loss) to taxable income for the years ended December 31, 2014, 2013 and 2012:

	2014	2013	2012
Net income (loss) attributable to Glimcher Realty Trust	$20,716	$(4,150)	$(2,081)
Add: Net loss of taxable REIT subsidiaries	(3,307)	(2,943)	(185)
Net income (loss) from REIT operations (1)	17,409	(7,093)	(2,266)
Add: Book depreciation and amortization	122,728	111,689	109,723
Less: Tax depreciation and amortization	(78,031)	(73,601)	(66,875)
Book gain from capital transactions and impairments	(18,985)	(19,490)	(26,554)
Tax (loss) gain from capital transactions	(5,736)	945	353
Total capital loss limitation	61,337	15,376	—
Stock options	4,364	2,908	1,338
Straight line rent payable	2,229	2,641	1,855
Intangible assets	(8,135)	(6,097)	(3,954)
Equity in (income) loss of unconsolidated real estate entities, net	(9,161)	31,811	10,127
Tax equity in (income) loss of unconsolidated real estate entities, net	(60,299)	5,532	3,257
Other book/tax differences, net	6,846	(20,338)	2,830
Taxable income subject to 90% requirement	$34,566	$44,283	$29,834

(1)	Adjustments to “Net income (loss) from REIT operations” are net of amounts attributable to noncontrolling interest and taxable REIT subsidiaries.

At December 31, 2014, GRT has a tax loss carryforward of $40,482.  This net operating loss can be used in future years to reduce taxable income subject to potential limitations under Section 382 of the internal revenue code.  The tax loss carryforward will expire in 2029.

Reconciliation Between Cash Dividends Paid and Dividends Paid Deduction:

The following table reconciles cash dividends paid with the dividends paid deduction for the years ended December 31, 2014, 2013 and 2012:

	2014	2013	2012
Cash dividends paid	$81,755	$82,015	$79,082
Less: Portion designated as return of capital	(47,189)	(37,732)	(49,248)
Dividends paid deduction	$34,566	$44,283	$29,834

Characterization of Distributions:

The following table characterizes distributions paid per Common Share for the years ended December 31, 2014, 2013 and 2012:

	2014		2013		2012
	Amount	%	Amount	%	Amount	%
Ordinary income	$0.0752	18.80%	$0.1385	34.63%	$0.0329	8.23%
Return of capital	0.3248	81.20	0.2615	65.37	0.3671	91.77
	$0.4000	100.00%	$0.4000	100.00%	$0.4000	100.00%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

For 2014, 2013, and 2012, the Common Share dividends declared in December and paid in January are reported in the 2015, 2014, and 2013 tax years, respectively.

The following table characterizes distributions paid per 8.75% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest ("Series F Preferred Shares") for the year ended December 31, 2012:

	2014		2013		2012
	Amount	%	Amount	%	Amount	%
Ordinary income	$—	—%	$—	—%	$2.0303	100.00%

The Series F Preferred Shares were redeemed on September 4, 2012 at a redemption price of $25.00 per share, plus accumulated and unpaid distributions up to but excluding the redemption date in an amount equal to $0.3896 per share, for a total payment of $25.3896 per share.

The following table characterizes distributions paid per Series G Preferred Share for the years ended December 31, 2014, 2013 and 2012:

	2014		2013		2012
	Amount	%	Amount	%	Amount	%
Ordinary income	$2.0312	100.00%	$2.0312	100.00%	$2.0312	100.00%

For 2014, 2013 and 2012, dividends for the Series G Preferred Shares that were declared in December and paid in January are reported in the 2015, 2014 and 2013 tax years, respectively. The Company redeemed 1.2 million of the 9.5 million issued and outstanding Series G Preferred Shares on September 4, 2012, at a redemption price of $25.00 per share, plus accumulated and unpaid distributions up to, but excluding, the redemption date in an amount equal to $0.3617 per share, for a total payment of $25.3617 per share. The Company redeemed 3.6 million of the 8.3 million issued and outstanding Series G Preferred Shares on April 29, 2013, at a redemption price of $25.00 per share, plus accumulated and unpaid distributions up to, but excluding, the redemption date in an amount equal to $0.1580 per share, for a total payment of $25.1580 per share.

The following table characterizes distributions paid per Series H Preferred Share for the years ended December 31, 2014, 2013, and 2012:

	2014		2013		2012
	Amount	%	Amount	%	Amount	%
Ordinary income	$1.8750	100.00%	$1.8750	100.00%	$0.3333	100.00%

The Series H Preferred Shares were issued on August 10, 2012. For 2014, 2013, and 2012, dividends that were declared on the Series H Preferred Shares in December and paid in January will be reported in the 2015, 2014 and 2013 tax year, respectively.

The following table characterizes distributions paid per Series I Preferred Share for the years ended December 31, 2014 and 2013:

	2014		2013
	Amount	%	Amount	%
Ordinary income	$1.7188	100.00%	$0.9453	100.00%

The Series I Preferred Shares were issued on March 27, 2013. For 2014 and 2013, dividends that were declared on the Series I Preferred Shares in December and paid in January will be reported in the 2015 and 2014 tax year, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

Deferred income taxes represent the tax effect of the differences between the book and tax bases of assets and liabilities of GDC.  Deferred tax assets (liabilities) include the following:

	2014	2013	2012
Investment in partnership	$68	$68	$89
Capitalized development costs	—	—	(1,148)
Depreciation and amortization	(9)	122	19
Charitable contributions	51	22	22
Accrued bonuses	337	329	214
Interest expense	—	—	3,472
Other	2	13	1,736
Net operating losses	3,348	2,843	5,581
Net deferred tax assets	3,797	3,397	9,985
Valuation allowance	(3,797)	(3,397)	(9,985)
Net deferred tax assets after valuation allowance	$—	$—	$—

The gross tax loss carryforward for GDC total $8,370 at December 31, 2014, and will begin to expire in 2030.  This gross tax loss carryforward can be used in future years to reduce taxable income subject to potential limitations under Section 382 of the internal revenue code.

The income tax provision for federal, state and local taxes was insignificant in 2014, 2013 and 2012.  Net deferred tax expense for each of the years was $0.  The income tax expense reflected in the Consolidated Statements of Operations and Comprehensive Income (Loss) differs from the amount determined by applying the federal statutory rate of 34% to the income before taxes of the Company’s taxable REIT subsidiaries as a result of state income taxes and the utilization of tax loss carryforward.  The valuation allowance was provided against the deferred tax assets.

In 2014, the Company continued to maintain a valuation allowance for the Company’s net deferred tax assets, which consisted primarily of tax loss carryforward and non-deductible interest expense.  The valuation allowance was determined in accordance with the provisions of ASC Topic 740 which requires the recording of a valuation allowance when it is more likely than not that any or all of the deferred tax assets will not be realized.  In the absence of favorable factors, application of ASC Topic 740 requires a 100% valuation allowance for any net deferred tax assets when a company has cumulative financial accounting losses, excluding unusual items, over several years.  The Company’s cumulative losses within GDC represented negative evidence sufficient to require a full valuation allowance under the provisions of ASC Topic 740.  The Company intends to maintain a full valuation allowance for its net deferred tax assets until sufficient positive evidence exists to support reversal of the reserve.  Until such time, except for minor state and local tax provisions, the Company will have no reported tax provision, net of valuation allowance adjustments.

ASC Topic 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. It requires a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken, or expected to be taken, in an income tax return.  This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  The Company has compiled a listing of its tax positions.  Positions such as the Company’s transfer pricing model, REIT income test assumptions, apportionment and allocation of income and evaluation of prohibited transactions by REITs were evaluated.  The Company concluded that tax positions taken will more likely than not be sustained at the full amount upon examination.  Accordingly, there was no tax benefit or penalty recognized in the consolidated financial statements.

The Company had no unrecognized tax benefits as of December 31, 2014.  The Company expects no significant increases or decreases in unrecognized tax benefits due to changes in tax positions within one year of December 31, 2014.  When applicable, the Company recognizes interest and penalties as a component of general and administrative expenses on the Consolidated Statement of Operations and Comprehensive Income (Loss) as incurred. The Company has no interest or penalties recognized for the years ended December 31, 2014 and 2013. As of December 31, 2014, returns for the calendar year 2010 and subsequent years are subject to examination by the Internal Revenue Service and various state tax jurisdictions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

8.    Preferred and Common Share Activity

GRT’s Second Amended and Restated Declaration of Trust authorizes GRT to issue up to an aggregate 250,000,000 shares in GRT, consisting of Common Shares and/or one or more series of preferred shares of beneficial interest. As of December 31, 2014, GRT had 60,621,332 shares of beneficial interest of GRT available for issuance.

On May 10, 2013, GRT filed an automatically effective universal shelf registration statement on Form S-3 (the "New Shelf") with the U.S. Securities and Exchange Commission ("SEC") registering debt securities, preferred shares, depository shares, Common Shares, equity warrants, units, rights (to purchase our common shares, preferred shares and other securities), purchase contracts, and any combination of the foregoing. In connection with the Merger, the offering of any security pursuant to the New Shelf was terminated by way of a post-effective amendment to such registration statement.

Preferred Share Activity

On August 10, 2012, GRT completed a $100,000 public offering of 4,000,000 of its Series H Preferred Shares. The net proceeds to GRT from the offering, after deducting underwriting commissions, discounts, and offering expenses, were $96,466. The proceeds were used to redeem all 2,400,000 of its Series F Preferred Shares outstanding at $25.00 per share, plus accrued and unpaid distributions, as well as 1,200,000 of its Series G Preferred Shares outstanding at $25.00 per share, plus accrued and unpaid distributions, and used the remainder to repay a portion of the amount outstanding under the Prior Facility. In connection with the redemptions, the Company wrote-off $3,446 of previously incurred issuance costs associated with the Series F Preferred Shares and Series G Preferred Shares.

On March 27, 2013, GRT completed a $90,000 public offering of 3,600,000 of its Series I Preferred Shares. GRT also granted to the underwriters an over-allotment option to purchase up to 400,000 additional Series I Preferred Shares within 30 days. On April 4, 2013, the underwriters partially exercised this over-allotment option and purchased 200,000 Series I Preferred Shares. The net proceeds to GRT from the offering, after deducting underwriting commissions, discounts, and offering expenses, were $91,591, including net proceeds of $4,835 from the over-allotment.

On April 29, 2013, the Company redeemed 3,600,000 of its Series G Preferred Shares outstanding at $25.00 per share, plus accumulated and unpaid distributions, for a total of $90,569 using net proceeds from the Series I Preferred Share offering. In connection with this redemption, the Company used the catch-up method to accrete the excess of the scheduled call price over the carrying value, which includes previously incurred issuance costs, resulting in a charge of $9,426.

Limited Partnership Units Activity

On July 25, 2014, GPLP issued 130,592 additional units (the “Additional Units”) of limited partnership interests, which are designated as Series I-1 Preferred Interests. The Additional Units were issued in connection with the purchase of partnership interest in a mall. The Additional Units are classified as "Redeemable noncontrolling interests" within the Company's Consolidated Balance Sheets. The Additional Units are redeemable at the option of the holder of the Additional Units. The Additional Units bear substantially identical economic terms as the Series I Preferred Shares, except that the distributions on the Additional Units will be paid quarterly at a rate of 7.3%. In connection with the Merger, the holders of Additional Units received an amount equal to the liquidation preference of the Additional Units plus accrued and unpaid dividends. With regard to rights to receive distributions and amounts payable upon liquidation and dissolution of the Partnership, the Series I-1 Preferred Interests rank on a parity with the Series G Preferred Shares, Series H Preferred Shares, and Series I Preferred Shares.

Common Share Activity

On March 27, 2012, GRT completed a secondary public offering of 23,000,000 Common Shares at a price of $9.90 per share, which included 3,000,000 Common Shares issued and sold upon the full exercise of the underwriters' option to purchase additional Common Shares. The net proceeds to GRT from the offering, after deducting underwriting commissions, discounts, and offering expenses, were $216,858.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

At-The-Market Equity Offering Activity

On May 5, 2011, the GRT Board of Trustees approved the issuance of up to $100,000 in Common Shares under an “at-the-market” equity offering program (the “2011 Program”).  Actual sales under the 2011 Program depended on a variety of factors and conditions, including, but not limited to, market conditions, the trading price of the Common Stock, and determinations of the appropriate sources of funding for the Company.  On December 20, 2011, GRT completed an amendment to the 2011 Program to increase the aggregate sale price of Common Shares that may be offered and sold under the 2011 Program from $100,000 to $200,000.

During the year ended December 31, 2012, GRT issued 2,606,900 Common Shares under the 2011 Program at a weighted average issue price of $10.44 per Common Share generating net proceeds of $26,418 after deducting $808 of offering related costs and commissions. GRT used the proceeds from the 2011 Program to reduce the outstanding balance under the Prior Facility. As of December 31, 2012, GRT had $30,043 available for issuance under the 2011 Program.

On May 10, 2013, GRT established a new continuous at-the-market equity offering program (the “2013 Program”), pursuant to which GRT could offer and sell, from time to time, Common Shares with an aggregate sales price of up to $215,000. The 2013 Program replaced the 2011 Program (together with the 2013 Program, the “GRT ATM Program”).

During the year ended December 31, 2013, GRT issued 1,504,500 Common Shares under the GRT ATM Program at a weighted average issue price of $11.65 per Common Share, generating net proceeds of $16,890 after deducting $643 of offering related costs and commissions. GRT used the proceeds from the GRT ATM Program to reduce the outstanding balance under the Credit Facility. As of December 31, 2013, GRT had $209,201 available for issuance under the 2013 Program.

During the year ended December 31, 2014, GRT did not issue any Common Shares in connection with the 2013 Program. As of December 31, 2014, GRT had $209,201 available for issuance under the 2013 Program. In connection with the Merger, the offering of Common Shares pursuant to the registration statement for the 2013 Program was terminated by way of a post-effective amendment to such registration statement.

9.	Derivative Financial Instruments

Risk Management Objective of Using Derivatives

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources, and duration of its debt funding and through the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the payment of future uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash payments related to the Company’s borrowings.

Cash Flow Hedges of Interest Rate Risk

The Company's objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish these objectives the Company primarily uses interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. The Company has elected to designate all interest rate swaps and caps as cash flow hedging relationships.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in “Accumulated other comprehensive loss” (“OCL”) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the years ended December 31, 2014, 2013 and 2012, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt. Any ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. The Company had no hedge ineffectiveness in earnings for the years ended December 31, 2014, 2013 and 2012.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

On June 25, 2013, the Company completed the acquisition of the previously unowned joint venture interest in WestShore Plaza ("WestShore"), located in Tampa, Florida, from an affiliate of The Blackstone Group® ("Blackstone"). As a result of the consolidation, the cash flow hedges associated with the WestShore mortgage debt are now included in the consolidated financial statements.

Amounts reported in OCL related to derivatives that will be reclassified to interest expense as interest payments are made on the Company's variable-rate debt. During the next twelve months, the Company estimates that an additional $189 will be reclassified as an increase to interest expense.

As of December 31, 2014, the Company had two outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk with a notional value of $125,000 and maturity dates in 2015.

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the Consolidated Balance Sheets as of December 31, 2014 and 2013:

	Liability Derivatives
	At December 31,
		2014	2013
	Balance Sheet Location	Fair Value	Fair Value
Derivatives designated as hedging instruments
Interest Rate Products	Accounts Payable and Accrued Expenses	$170	$514

Over time, the unrealized gains and losses held in OCL will be reclassified to earnings. This reclassification will correlate with the recognition of the hedged interest payments in earnings.

The table below presents the effect of the Company's derivative financial instruments on the Consolidated Statements of Comprehensive Income (Loss) for the year ended December 31, 2014, 2013 and 2012:

Derivatives in Cash Flow	Amount of (Loss) or Gain Recognized in OCL on Derivatives (Effective Portion)			Location of Gain or (Loss) Reclassified from Accumulated OCL into Income (Effective Portion)	Amount of Loss Reclassified from Accumulated OCL into Income (Effective Portion)
Hedging Relationships	Years ending December 31,				Years ending December 31,
	2014	2013	2012		2014	2013	2012
Interest Rate Products	$(164)	$(210)	$(1,110)	Interest expense	$(517)	$(476)	$(295)

Location of (Loss) or Gain Recognized in Income on Derivatives (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of (Loss) or Gain Recognized in Income on Derivatives (Ineffective Portion and Amount Excluded from Effectiveness Testing) Years ending December 31,
	2014	2013	2012
Interest expense	$(10)	$(6)	$—

During the year ended December 31, 2014, the Company recognized additional other comprehensive income on derivative instruments of $353 to adjust the carrying amount of the interest rate swaps to fair values at December 31, 2014, net of $517 in reclassifications to earnings for interest rate swap settlements during the period.  The Company allocated $6 of other comprehensive income to noncontrolling interest during the year ended December 31, 2014.

During the year ended December 31, 2013, the Company recognized additional other comprehensive income on derivative instruments of $266 to adjust the carrying amount of the interest rate swaps to their fair values at December 31, 2013, net of $476 in reclassifications to earnings for interest rate swap settlements during the period.  The Company allocated $4 of other comprehensive income to noncontrolling interests during the year ended December 31, 2013.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

During the year ended December 31, 2012, the Company recognized additional other comprehensive loss on derivative instruments of $815 to adjust the carrying amount of the interest rate swaps to their fair values at December 31, 2012, net of $295 in reclassifications to earnings for interest rate swap settlements during the period.  The Company allocated $14 of other comprehensive loss to noncontrolling interests during the year ended December 31, 2012.

Non-designated Hedges

The Company does not use derivatives for trading or speculative purposes and currently has one interest rate cap with a notional amount of $102,500 that is not designated as a cash flow hedge. The maturity date on this derivative is October 1, 2015. Changes in the fair value for derivatives not designated in hedging relationships are recorded in interest expense and were equal to $10 for the year ended December 31, 2014.

Credit Risk-related Contingent Features

The Company has agreements with each of its derivative counterparties that contain a provision that if the Company either defaults or is capable of being declared in default on any of its consolidated indebtedness, then the Company could also be declared in default on its derivative obligations.

The Company has agreements with its derivative counterparties that incorporate the loan covenant provisions of the Company's indebtedness with a lender affiliate of the derivative counterparty. Failure to comply with the loan covenant provisions would result in the Company being in default on any derivative instrument obligations covered by the agreement.

As of December 31, 2014, the fair value of derivatives in a net liability position, plus accrued interest but excludes any adjustment for nonperformance risk, related to these agreements was $210. As of December 31, 2014, the Company has not posted any collateral related to these agreements. The Company is not in default with any of these provisions. If the Company had breached any of these provisions at December 31, 2014, 2013 and 2012, it would have been required to settle its obligations under the agreements at their termination values of $210, $565, and $879, respectively.

10.    Fair Value Measurements

The Company measures and discloses its fair value measurements in accordance with ASC Topic 820 - “Fair Value Measurements and Disclosure” (“Topic 820”). Topic 820 guidance emphasizes that fair value is a market-based measurement, not an entity-specific measurement.  Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability.  As a basis for considering market participant assumptions in fair value measurements, Topic 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity's own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).  The fair value hierarchy, as defined by Topic 820, contains three levels of inputs that may be used to measure fair value as follows:

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

•
Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly such as interest rates, foreign exchange rates, and yield curves, that are observable at commonly quoted intervals.

•	Level 3 inputs are unobservable inputs for the asset or liability which are typically based on an entity's own assumptions, as there is little, if any, related market activity.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

The Company has derivatives that must be measured under the fair value standard. The Company currently does not have any non-financial assets and non-financial liabilities that are required to be measured at fair value on a recurring basis.

Derivative financial instruments

Currently, the Company uses interest rate swaps to manage its interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates, and implied volatilities. Based on these inputs the Company has determined that its interest rate swap valuations are classified within Level 2 of the fair value hierarchy.

To comply with the provisions of Topic 820, the Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty's nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of December 31, 2014, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Recurring Valuations

The Company values its derivative instruments, net using significant other observable inputs (Level 2).

Nonrecurring Valuations

During the year ended December 31, 2014, the Company reduced the carrying value of Eastland to its estimated net realizable value and recorded a $2,513 impairment loss. The Company used multiple market indicators in determining the Property’s estimated fair value. Eastland was disposed of during the year ended December 31, 2014.

During the year ended December 31, 2012, based upon management's estimated future plans for Eastland the Company reduced the carrying value of the Property to its estimated net realizable value and recorded an $18,477 impairment loss. The Company valued the Property using an independent appraisal.

The table below presents the Company's assets and liabilities measured at fair value as of December 31, 2014, 2013, and 2012, aggregated by the level in the fair value hierarchy within which those measurements fall:

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2014
Liabilities:
Derivative instruments, net	$—	$170	$—	$170

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2013
Liabilities:
Derivative instruments, net	$—	$514	$—	$514

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2012
Assets:
Investment in real estate, net	$—	$—	$25,500	$25,500
Liabilities:
Derivative instruments, net	$—	$813	$—	$813

11.    Rentals Under Operating Leases

The Company receives rental income from the leasing of retail shopping center space under operating leases with expiration dates through the year 2032.  The minimum future base rentals for each of the next five years and thereafter under non-cancelable operating leases as of December 31, 2014 are as follows:

Year Ending December 31,	Amount
2015	$221,223
2016	197,461
2017	173,161
2018	150,895
2019	126,784
Thereafter	361,822
Total	$1,231,346

Minimum future base rentals do not include amounts which may be received from certain tenants based upon a percentage of their gross sales or as reimbursement of real estate taxes and property operating expenses.  Minimum rents contain straight-line adjustments which caused rental revenue to increase by $2,102, $3,617, and $2,658 for the years ended December 31, 2014, 2013, and 2012, respectively.  In 2014, 2013, and 2012, no tenant collectively accounted for more than 10.0% of rental income.  The tenant base includes national, regional and local retailers, and consequently the credit risk is concentrated in the retail industry.

12.    Investment in and Advances to Unconsolidated Real Estate Entities

The Company's investments in unconsolidated real estate entities at December 31, 2014 consisted of the following investments in separate joint venture arrangements (the “Ventures”). A description of each of the Ventures is provided below:

•	Blackstone Joint Venture

This investment consisted of a 40% interest held by a GPLP subsidiary in a joint venture (the “Blackstone Joint Venture”) with an affiliate of Blackstone that owned and operated both Lloyd Center ("Lloyd"), located in Portland, Oregon, and WestShore. On June 11, 2013, the Blackstone Venture sold Lloyd for $188,250.

On June 25, 2013, a GRT affiliate purchased the remaining 60% ownership interest in WestShore from affiliates of Blackstone (the "WestShore Acquisition"). The details of this transaction are discussed in Note 22 - "Acquisition of Properties."

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

•	ORC Venture

This investment consisted of a 52% economic interest held by GPLP in a joint venture (the “ORC Venture”) with an affiliate of Oxford Properties Group (“Oxford”), which is the global real estate platform for the Ontario (Canada) Municipal Employees Retirement System, a Canadian pension plan. The ORC Venture, formed in December 2005, formerly owned and operated Puente Hills Mall ("Puente"), located in City of Industry, California and Tulsa Promenade ("Tulsa"), located in Tulsa, Oklahoma.

On June 28, 2013, the ORC Venture sold Tulsa for $12,300.

On December 17, 2014, the ORC Venture sold Puente for $100,000.

•	Crescent Joint Venture

This investment consists of a 25% interest held by a GPLP subsidiary in a joint venture with Crescent Communities ("Crescent") that will develop luxury apartment units located on the northeast corner ("Northeast Corner Parcel") of Scottsdale Quarter. An affiliate of Crescent will develop and manage the residential community.

On November 13, 2013, the Company sold the Northeast Corner Parcel for $9,250 to an affiliate of Crescent and recorded a gain of $219.

The Company also holds an indirect 12.5% ownership interest in certain retail real estate through a joint venture with an unaffiliated third party.

Individual agreements specify which services the Company is to provide to each Venture. The Company, through its affiliates GDC and GPLP, provides management, development, construction, leasing and legal services for a fee to each of the Ventures described above.  The Company recognized fee and service income of $961, $4,240, and $7,886 for the years ended December 31, 2014, 2013, and 2012, respectively.

The financial position and results of operations associated with each of the Company's investments in unconsolidated real estate entities are reflected in the combined financial statements below during the respective periods of ownership. Additionally, the results of the Town Square at Surprise ("Surprise"), located in Surprise, Arizona and Pearlridge Center ("Pearlridge") are included in the combined financial statements through the dates in which each venture was consolidated by GRT, as discussed in Note 13 - "Investment in Joint Ventures - Consolidated" and Note 22 - "Acquisition of Properties," respectively.
As the Crescent Joint Venture is in the development stage, it has no operating activity. Accordingly, it is not presented in any of the combined unconsolidated joint venture Statements of Operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

The net income or loss generated by the Company's joint ventures is allocated in accordance with the provisions of the applicable operating agreements.  The summary financial information for all of the Company's unconsolidated joint ventures accounted for using the equity method is presented below:

Balance Sheets	December 31,
	2014	2013
Assets:
Investment properties at cost, net	$18,723	$115,727
Construction in progress	42,007	35
Intangible assets (1)	—	1,382
Other assets	5,072	22,041
Total assets	$65,802	$139,185
Liabilities and Members’ Equity:
Mortgage notes payable	$43,594	$80,149
Intangible liabilities (2)	—	831
Other liabilities	8,815	4,322
Total liabilities	52,409	85,302
Members’ equity	13,393	53,883
Total liabilities and members’ equity	$65,802	$139,185
GPLP’s share of members’ equity	$14,502	$29,631

(1)	Includes value of acquired in-place leases and acquired above-market leases.

(2)	Amount includes the value of acquired below-market leases.

	December 31,
	2014	2013
GPLP’s share of members’ equity	$14,502	$29,631
Advances and additional costs	805	797
Investment in and advances to unconsolidated real estate entities	$15,307	$30,428

	For the Years Ended December 31,
Combined Statements of Operations	2014	2013	2012
Total revenues	$22,390	$48,131	$93,732
Operating expenses	13,490	24,514	45,001
Depreciation and amortization	1,102	12,967	26,025
Impairment loss	—	86,661	23,575
Operating income (loss)	7,798	(76,011)	(869)
Gain on sale of properties, net	12,237	12,365	—
Gain on debt extinguishment	—	13,250	—
Other expenses, net	138	223	439
Interest expense, net	2,805	9,126	18,392
Net income (loss)	17,092	(59,745)	(19,700)
Preferred dividend	12	20	31
Net income (loss) from the Company's unconsolidated real estate entities	$17,080	$(59,765)	$(19,731)
GPLP’s share of net income (loss) from the Company’s unconsolidated real estate entities	$9,161	$(31,811)	$(10,127)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

During the year ended December 31, 2014, the ORC Venture sold Puente for $100,000 and recorded a gain of $11,987. Also during the year ended December 31, 2014, the Blackstone Venture recorded an additional gain of $250 relating to Lloyd.

During the fourth quarter ended December 31, 2013, the Company initiated discussions with its joint venture partner in the ORC Venture regarding Puente. Based upon these discussions, the anticipated holding period of Puente was reduced, and in connection with the preparation of the financial statements, the ORC Venture reduced the carrying value of the Property to its estimated net realizable value and recorded an $86,661 impairment loss, of which GPLP's pro-rata share was $45,064. The ORC Venture primarily valued the Property using an independent appraisal. On June 11, 2013, the Blackstone Joint Venture sold Lloyd for a combined sales price of $188,250 to two separate parties and recorded a gain on the sale in the amount of $15,254. On June 28, 2013, the ORC Venture sold Tulsa to an unaffiliated party for $12,300 and recorded a loss on Tulsa's disposal of $2,889 and a gain on the extinguishment of the related debt of $13,250.

During the year ended December 31, 2012, the ORC Venture entered into a contingent contract to sell Tulsa at an amount less than its carrying value. Accordingly, the ORC Venture recorded impairments totaling $20,475 during the year ended December 31, 2012. The Company's proportionate share of the impairment loss related to Tulsa amounted to $10,647 for the year ended December 31, 2012. Also, the Surprise Venture recorded a $3,100 impairment loss for Surprise, of which the Company's share totaled $1,550, as discussed in Note 13 - "Investment in Joint Ventures - Consolidated."

13.    Investment in Joint Ventures - Consolidated

As of December 31, 2014, the Company has an interest in three consolidated joint ventures. The VBF Venture qualifies as a VIE under ASC Topic 810 and the Company is the primary beneficiary of this joint venture. The Company has determined that neither the Arbor Hills Venture nor the OKC Venture are VIE's. The Arbor Hills Venture and the OKC Venture are consolidated because the Company holds a controlling financial interest and the noncontrolling interests do not have substantive participating rights.

Sold Assets

•	Surprise Venture

This investment consisted of a 50% interest held by a GPLP subsidiary in a joint venture (the “Surprise Venture”) with the former landowner of the real property. The Surprise Venture owned and operated Surprise.

Prior to the consolidation of the Surprise Venture by the Company in 2012, the Surprise Venture reduced the carrying value of this Property to its estimated net realizable value based upon the Surprise Venture's best estimate of the future use of the Property and recorded a $3,100 impairment loss. The Surprise Venture used its estimated net sales value of the Property to determine its fair value. The Company's proportionate share of this impairment loss was $1,550 and is reflected in the 2012 Consolidated Statements of Operations and Comprehensive Income (Loss) within "Equity in income (loss) of unconsolidated real estate entities, net."

During the third quarter of 2012, the Surprise Venture extended the mortgage loan ("Surprise Loan") that encumbers Surprise. As part of the extension, the Surprise Venture was required to make a partial pay down of the principal balance on the loan. In connection with this, GPLP loaned $1,250 to the Surprise Venture, which was used primarily to reduce the principal balance of the Surprise Loan. This transaction was deemed to be a reconsideration event and it was determined that the Surprise Venture was a VIE.

After evaluating several key control activities that could potentially provide a substantial impact to the entity's overall economic performance, and evaluating which member of the Surprise Venture has the ability to receive the primary benefit or risk of loss, it was determined that the Company was the primary beneficiary of the Surprise Venture. Effective July 20, 2012, the Company began reporting the Surprise Venture as a consolidated real estate entity on a prospective basis.

At December 31, 2013 Surprise was classified as held-for-sale.

During the year ended December 31, 2014 and 2013 the partner in the joint venture in Surprise was allocated net income from operations of the venture of $728 and $108, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

During the year ended December 31, 2014, the Surprise Venture sold the remaining 1.3 acre parcel of undeveloped land located at Surprise to an unaffiliated third party. The land was sold for $900 and the Company recorded a gain on the sale of $372. Also, during the year ended December 31, 2014, the Surprise Venture sold the multi-tenant building at Surprise to an unaffiliated third party, for a sales price of $2,754 and recorded a gain on the sale in the amount of $1,004. The proceeds from this sale were used to repay both the mortgage loan on Surprise as well as the loan made by GPLP to the Surprise Venture.

As of December 31, 2014, the Surprise Venture no longer owns any real estate assets.

Variable Interest Entities

•	VBF Venture

On October 5, 2007, an affiliate of the Company entered into an agreement with Vero Venture I, LLC to form Vero Beach Fountains, LLC (the “VBF Venture”). The VBF Venture owns undeveloped land in Vero Beach, Florida. The Company contributed $5,000 in cash for a 50% interest in the VBF Venture. The economics of the VBF Venture require the Company to receive a preferred return and 75% of the distributions from the VBF Venture until such time as the capital contributed by the Company is returned.

The Company did not provide any material financial support to the VBF Venture during the years ended December 31, 2014 and 2013. Furthermore, the Company does not have any contractual commitments or obligations to provide additional financial support to the VBF Venture.

The VBF Venture is marketing the undeveloped land it holds for sale and it is therefore classified as held-for-sale at December 31, 2014 and 2013.

The carrying amounts and classification on the Company's Consolidated Balance Sheets of the total assets and liabilities, which consist of only the VBF Venture at December 31, 2014 and both the Surprise Venture and the VBF Venture at December 31, 2013 are as follows:

	December 31, 2014	December 31, 2013
Real estate assets held-for-sale	$3,658	$5,667
Total assets	$3,658	$5,718
Mortgage notes payable associated with property held-for-sale	$—	$1,330
Total liabilities	$—	$1,419

The VBF Venture is a separate legal entity, and is not liable for the debts of the Company. Accordingly, creditors of the Company may not satisfy their debts from the assets of the VBF Venture except as permitted by applicable law or regulation, or by agreement. Also, creditors of the VBF Venture may not satisfy their debts from the assets of the Company except as permitted by applicable law or regulation, or by agreement.

Other Joint Venture - Consolidated

•	Arbor Hills Venture

On December 18, 2013, the Company entered into a venture (the “Arbor Hills Venture”) that acquired Arbor Hills for $52,550. The Company has an approximate 93% interest in the Arbor Hills Venture, a venture with two unaffiliated entities. This investment is held by a GPLP subsidiary, which is the fee owner of the Property.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

•	OKC Venture

On February 28, 2014, the OKC Venture acquired contiguous retail properties and approximately 12 acres of land for $51,820. A subsidiary of GPLP holds a 99% interest in the OKC Venture, a venture with an unaffiliated entity. The retail properties primarily include Nichols Hills Plaza, Classen Curve, and the Triangle @ Classen Curve (collectively, the "OKC Properties").

The noncontrolling interests in both the Arbor Hills Venture and the OKC Venture are redeemable at the option of the holders under certain circumstances according to the terms of the respective joint venture agreements. These noncontrolling interests are presented as redeemable noncontrolling interests outside of permanent equity on the Company's Consolidated Balance Sheets. The Company adjusts the carrying amount of the redeemable noncontrolling interests to their maximum redemption value at the end of each reporting period, after allocating their pro-rata amount of net income (loss) and any contributions received, or distributions to, the redeemable noncontrolling interests. Changes in the redemption value of the redeemable noncontrolling interests are recorded within shareholder’s equity. Future reductions in the carrying amounts are limited to the original recorded fair value of the redeemable noncontrolling interests. The Company estimates the maximum redemption amounts based upon the terms of the applicable joint venture agreement, using variables such as: expected market capitalization rates, discount rates, and estimated future cash flows.

14.    Related Party Transactions

Huntington Insurance, Inc. (successor-in-interest of the Archer-Meek-Weiler Insurance Agency)

The Company has engaged Huntington Insurance, Inc. (f/k/a Sky Insurance) as its agent for the purpose of obtaining property, liability, directors and officers, and employee practices liability insurance coverage. Sky Insurance, Inc., a subsidiary of Huntington Bancshares Corporation and known now as Huntington Insurance, Inc., acquired The Archer-Meek-Weiler Insurance Agency (“Archer-Meek-Weiler”), our previous insurance agent, in October 2007. Mr. Alan R. Weiler, previously a Class II Trustee, currently serves as Senior Vice President of Huntington Insurance, Inc. In connection with serving as an insurance agent for the Company and securing the above-described insurance coverage, Huntington Insurance, Inc. received commissions and fees of $340, $340 and $330 for years ended December 31, 2014, 2013, and 2012, respectively.

Leasing Activity

Until September 30, 2012, Herbert Glimcher, the Company's Chairman Emeritus and a Class III Trustee, held an ownership interest in a limited liability company that had executed a commercial lease for one location in one of the Company's regional mall Properties. Mr. Glimcher divested his interest on September 30, 2012. Rents or other lease charges billed by the Company for the aforementioned lease during the year ended December 31, 2012 totaled $109.

Mayer Glimcher, a brother of Herbert Glimcher, owns a company that currently leases three store locations in the Company's Properties. Rents totaled $322, $317, and $315, for the years ended December 31, 2014, 2013, and 2012, respectively.

15.    Commitments and Contingencies

The Operating Partnership leases office and parking space for its corporate headquarters under two operating leases. Future minimum rental payments over the remaining lease terms, as of December 31, 2014, are as follows:

Year Ending December 31,	Office and Parking Leases
2015	$698
2016	630
2017	535
2018	223
Total	$2,086

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

Office rental and parking expenses, including reimbursement for common area maintenance costs, for the years ended December 31, 2014, 2013, and 2012 were $1,261, $1,245, and $1,258, respectively.

The Company has commitments under ground leases at both the Malibu Lumber Yard ("Malibu"), located in Malibu, California, and Pearlridge. The ground lease at Malibu will expire in 2047 and has three five-year extension options which are exercisable at the option of the Company. The ground lease at Malibu provides for scheduled rent increases every five years. The ground lease at Malibu may require additional payments which are calculated based on percentage rent. The ground lease payments in the below schedule do not reflect payments based on percentage rent. The ground lease at Pearlridge will expire in 2058 and has two ten-year extension options which are exercisable at the option of the Company. The ground lease at Pearlridge provides for scheduled rent increases every five years through the end of 2043, at which time minimum ground rent is adjusted to the higher of fair market value or the ground rent charged in the previous year. Future minimum ground lease payments due as of December 31, 2014 are as follows:

Year Ending December 31,	Malibu and Pearlridge Ground Leases
2015	$4,753
2016	4,753
2017	4,753
2018	4,802
2019	5,255
Thereafter	278,539
Total	$302,855

Ground lease expense for the year ended December 31, 2014 totaled $8,225, which includes $2,272 in straight-line rent, $384 in net below-market ground lease amortization, and $528 in percentage rent. Ground lease expense for the year ended December 31, 2013 totaled $8,547, which includes $2,662 in straight-line rent, $778 in net below-market ground lease amortization, and $436 in percentage rent. Ground lease expense for the year ended December 31, 2012 totaled $5,381, which includes $1,845 in straight-line rent, $514 in net below-market ground lease amortization, and $217 in percentage rent. Ground lease expense is reflected as a component of “Other operating expenses” in the Consolidated Statements of Operations and Comprehensive Income (Loss).

At December 31, 2014, there were 2.4 million OP Units outstanding.  These OP Units are redeemable, at the option of the holders, beginning on the first anniversary of their issuance.  The redemption price for an OP Unit shall be, at the option of GPLP, payable in the following form and amount: a) cash at a price equal to the fair market value of one Common Share of GRT or b) one Common Share for each OP Unit.  The fair value of the OP Units outstanding at December 31, 2014 is $33,651 based upon a per unit value of $13.81 at December 31, 2014 (based upon a five-day average of the Common Stock price from December 23, 2014 to December 30, 2014).

In July 1998, the New Jersey Economic Development Authority issued approximately $140,500 of Economic Development Bonds.  On May 29, 2002, the New Jersey Economic Development Authority refunded certain of the Economic Development Bonds issued in 1998 and issued approximately $108,940 of replacement Economic Development Bonds.  The Company began making quarterly Payment In Lieu of Taxes (“PILOT”) payments commencing May 2001 and terminating on the date of the final payment of the bonds.  Such PILOT payments are treated as real estate tax expense in the Consolidated Statements of Operations and Comprehensive Income (Loss).  The amount of the annual PILOT payments beginning with the bond year ended April 1, 2001 was $8,925 and increases 10.0% every five years until the final payment is made.  The Company had provided a limited guarantee of franchise tax payments to be received by the city until franchise tax payments achieve $5,600 annually.  During 2010, the Company was relieved from its limited guarantee of franchise taxes. The guarantee agreement allows the Company to recover payments made under the guaranty plus interest at LIBOR plus 2% per annum.  The reimbursement will occur from any excess assessments collected by the city above specified annual levels over the Franchise Assessment period of 30 years.  Through December 31, 2014, the Company has made $17,560 in payments under this guarantee agreement.  Of these payments, $15,032 is included in “Prepaid and other assets” in the Consolidated Balance Sheets as of December 31, 2014 and 2013, that the Company anticipates recovering from excess franchise assessments collected by the city in future years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

The Company has reserved $118 in relation to a contingency associated with the sale of Loyal Plaza, a community center sold in 2002, for environmental assessment and monitoring matters.

The Company is involved in lawsuits, claims and proceedings, which arise in the ordinary course of business.  In accordance with ASC Topic 450 - “Contingencies,” the Company makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.  Although the outcome of any litigation is uncertain, the Company does not expect any such legal actions to have a material adverse effect on the Company's consolidated financial condition or results of operations taken as a whole.

A putative class action lawsuit challenging the proposed transactions contemplated by the Merger Agreement was filed in Maryland state court on October 2, 2014 captioned Zucker v. Glimcher Realty Trust et al., 24-C-14-005675 (Circ. Ct. Baltimore City). On October 23, 2014, a second putative class action lawsuit challenging the Merger was filed in Maryland state court captioned Motsch v. Glimcher Realty Trust et al., 24-C-14-006011 (Circ. Ct. Baltimore City). On November 12, 2014, the Zucker and Motsch cases were consolidated in a consolidated putative class action complaint (the “Consolidated Action”).  Plaintiffs in the Consolidated Action assert both a direct claim and a derivative claim against the now former trustees of GRT for breach of fiduciary duty and a claim for aiding and abetting breach of fiduciary duty against GRT, WPG, and certain of its affiliates.  Plaintiffs seek the same remedy in the Consolidated Action as in the unconsolidated actions.

On December 22, 2014, the defendants, including the Company, of the Consolidated Action, by and through counsel, entered into a memorandum of understanding (the “MOU”) with the plaintiffs of the Consolidated Action providing for the settlement of the Consolidated Action. Under the terms of the MOU, and to avoid the burden and expense of further litigation, the Company and WPG have agreed to make certain supplemental disclosures related to the proposed Mergers, all of which are set forth in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 23, 2014. The MOU contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to the Company’s common shareholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Circuit Court for Baltimore City will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is approved by the court, it will resolve and release all claims by shareholders of the Company challenging any aspect of the proposed Merger, the Merger Agreement, and any disclosure made in connection therewith, including in the Definitive Proxy Statement/Prospectus on Schedule 14A filed with the SEC by GRT on December 2, 2014. Additionally, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will file a petition in the Circuit Court for Baltimore City for an award of attorneys’ fees and expenses to be paid by the Company or its successor. There can be no assurance that the Circuit Court for Baltimore City will approve the settlement contemplated by the MOU. In the event that the settlement is not approved and such conditions are not satisfied, the Company, or its successor, will continue to vigorously defend against the allegations in the Consolidated Action.

16.    Stock-Based Compensation

Restricted Common Stock

Outstanding shares of restricted Common Stock have been granted pursuant to GRT’s 2004 Amended and Restated Incentive Compensation Plan (the “2004 Plan”) and the GRT 2012 Incentive Compensation Plan (the "2012 Plan").

During the year ended December 31, 2014, 501,214 restricted Common Shares were awarded to GRT's senior executive officers. Of the amount issued, 186,466 restricted Common Shares vest in one-third installments over a period of five years beginning on the third anniversary of the grant date and the remaining 314,748 restricted Common Shares vest on the fifth anniversary of the date of the grant.

During the year ended December 31, 2014, 38,952 restricted Common Shares were awarded to GRT's non-employee members of GRT's Board of Trustees. Restricted Common Shares issued for the year ended December 31, 2014, to non-employee members of GRT's Board of Trustees vest in one-third installments over a period of three (3) years beginning on the one year anniversary of the grant date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

The restricted Common Stock value is determined by the Company’s closing market share price on the grant date.  As restricted Common Stock represents an incentive for future periods, the Company recognizes the related compensation expense ratably over the applicable vesting periods. The related compensation expense recorded for the years ended December 31, 2014, 2013 and 2012 was $3,720, $3,080, and $1,669, respectively.  The amount of remaining compensation expense related to unvested restricted shares is $12,080 with a weighted average remaining vesting period of 3.4 years.  During the years ended December 31, 2014, 2013, and 2012 the aggregate intrinsic value of shares that vested was $2,246, $2,032 and $1,129, respectively.

A summary of the activity related to granted shares of restricted Common Stock at December 31, 2014, 2013, and 2012 and changes during the years then ended on those dates are presented below:

	Activity for the Years Ending December 31,
	2014		2013		2012
	Restricted Shares	Weighted Average Grant Date Fair Value	Restricted Shares	Weighted Average Grant Date Fair Value	Restricted Shares	Weighted Average Grant Date Fair Value
Shares outstanding at beginning of year	1,461,174	$9.95	1,440,232	$9.03	691,942	$6.51
Shares granted	540,166	$10.77	194,391	$12.80	898,224	$10.72
Shares vested/forfeited	(235,579)	$6.58	(173,449)	$5.47	(149,934)	$7.52
Shares outstanding at end of year	1,765,761	$10.65	1,461,174	$9.95	1,440,232	$9.03

The award agreements related to the restricted shares of Common Stock all contained provisions that enabled the awards to vest immediately upon a change in operating control of the Company. Subsequent to the year ended December 31, 2014 and in connection with the Merger, 439,482 restricted shares of Common Stock vested immediately and the recipients received Merger Consideration. The remaining 1,326,279 restricted shares of Common Stock had their award agreements modified that did not allow immediate vesting.

Long Term Incentive Awards

During the year ended December 31, 2014, GRT allocated 186,466 performance shares (the "2014 Performance Shares") to its senior executive officers under the 2012 Plan. Under the terms of the award agreement for each respective grant, a 2012 Plan participant’s allocation of performance shares are convertible into Common Shares as determined by the outcome of GRT’s relative total shareholder return (“TSR”) for its Common Shares during the period of January 1, 2014 to December 31, 2016 (the “2014 Performance Period”), as compared to the TSR for the common shares of a selected group of twenty-two retail-oriented REITs (the "Peer Group").

During the year ended December 31, 2013, GRT allocated 154,819 performance shares (the "2013 Performance Shares")to its senior executive officers under the 2012 Plan. Under the terms of the award agreement for each respective grant, a 2012 Plan participant’s allocation of performance shares are convertible into Common Shares as determined by the outcome of GRT’s relative total shareholder return (“TSR”) for its Common Shares during the period of January 1, 2013 to December 31, 2015 (the “2013 Performance Period”), as compared to the TSR for the Peer Group.

During the year ended December 31, 2012, GRT allocated 193,629 performance shares (the "2012 Performance Shares") to its senior executive officers under the 2012 Plan. Under the terms of the 2012 Plan, a 2012 Plan participant’s allocation of performance shares are convertible into Common Shares as determined by the outcome of GRT’s TSR for its Common Shares during the period of January 1, 2012 to December 31, 2014 (the “2012 Performance Period”), as compared to the TSR for the Peer Group. GRT's TSR for its Common Shares for the 2012 Performance Period was below threshold performance when compared to the TSR for the Peer Group resulting in no payout of Common Shares to the participants.

The compensation expense recorded for performance shares was calculated in accordance with ASC Topic 718 - “Compensation-Stock Compensation.” The fair value of the unearned portion of the performance share awards was determined utilizing the Monte Carlo simulation technique and is being amortized to compensation expense over the length of the 2014 Performance Period, the 2013 Performance Period, and the 2012 Performance Period, as appropriate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

A summary of the status of awarded performance shares from the 2004 Plan and 2012 Plan at December 31, 2014, 2013, and 2012, and changes during the years then ended, are presented below:

	Activity for the Years Ending December 31,
	2014		2013		2012
	LTIP Shares	Weighted Average Grant Date Fair Value	LTIP Shares	Weighted Average Grant Date Fair Value	LTIP Shares	Weighted Average Grant Date Fair Value
Shares outstanding at beginning of year	348,448	$10.70	291,594	$9.05	103,318	$8.64
Shares granted	186,466	$9.51	154,819	$12.51	193,629	$9.26
Shares forfeited	(199,403)	$9.35	(97,965)	$8.64	(5,353)	$8.64
Shares outstanding at end of year	335,511	$10.84	348,448	$10.70	291,594	$9.05

The fair value of each performance share was estimated on the date of the grant using the Monte Carlo simulation technique.  The weighted average per share value of performance shares granted, the total amount of compensation to recognized over the performance period, and the assumptions used to value the grants is provided below:

	2014	2013	2012
Fair value of performance shares	$9.51	$12.51	$9.26
Total amount to be recognized over the performance period	$1,773	$1,937	$1,793
Three year risk free rate	0.72%	0.30%	0.33%
Volatility	27.4%	33.4%	48.1%
Dividend yield	3.89%	3.08%	4.03%

The amount of compensation expense related to all outstanding performance shares was $1,728, $1,472, and $766 for the years ended December 31, 2014, 2013, and 2012, respectively. The remaining amount of compensation expense related to unearned performance shares is $2,030 with a weighted average remaining period of 1.7 years.

Subsequent to the year ended December 31, 2014 and in connection with the Merger, the Long term Incentive Awards agreements contained provisions which caused the ending measurement date of both the 2014 Performance Shares and the 2013 Performance Shares to be changed to the date of the closing of the Merger. In connection with this change, the Company issued 372,932 Common Shares associated with the 2014 Performance Shares and the recipients received Merger Consideration. There were no associated issuance of Common Shares associated with 2013 Performance Shares.

17.    Stock Option Plans

GRT has established the 2004 Plan and the 2012 Plan for the purpose of attracting and retaining the Company’s trustees, executives and other employees (the 2004 Plan, and the 2012 Plan are collectively referred to as the “Plans”).  As of December 31, 2014, there are 841,274 options outstanding under the 2004 Plan, of which all are exercisable; and 774,999 options outstanding under the 2012 Plan, of which 210,831 are exercisable.

Options granted under the Plans generally vest over a three-year period, with options exercisable at a rate of 33.3% per annum beginning with the first anniversary of the grant date.  The options generally expire on the tenth anniversary of the grant date.  The fair value of each option grant is estimated on the date of the grant using the Black-Scholes options pricing model and is amortized over the requisite vesting period. Compensation expense recorded related to the Company’s stock option plans was$1,032, $1,148, and $817 for the years ended December 31, 2014, 2013, and 2012, respectively.  The amount of remaining compensation expense related to stock options that we expect to recognize in future periods is $1,169 with a weighted average vesting period of 1.7 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

A summary of the status of awarded stock options from the Plans at December 31, 2014, 2013, and 2012, and changes during the years then ended, are presented below:

Option Plans:	Options	2014 Weighted Average Exercise Price	Options	2013 Weighted Average Exercise Price	Options	2012 Weighted Average Exercise Price
Outstanding at beginning of year	1,809,240	$16.42	1,845,892	$16.23	1,827,839	$16.14
Granted	320,000	$10.29	314,500	$12.98	297,000	$9.93
Exercised	(89,301)	$7.11	(165,315)	$5.53	(151,527)	$3.15
Expired/forfeited	(423,666)	$20.83	(185,837)	$18.39	(127,420)	$15.77
Outstanding at end of year	1,616,273	$14.56	1,809,240	$16.42	1,845,892	$16.23

Exercisable at end of year	1,052,105	$16.41	1,248,904	$18.62	1,322,477	$19.13

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes options pricing mode.  The weighted average per share fair value of options granted as well as the assumptions used to value the grants is listed below:

	2014	2013	2012
Weighted average per share fair value of options granted	$2.32	$4.58	$4.99
Weighted average risk free rates	1.7%	0.8%	1.0%
Expected average lives in years	5	5	6
Annual dividend rates	$0.40	$0.40	$0.40
Weighted average volatility	35.9%	52.8%	79.4%
Forfeiture rate	6.1%	5.2%	7.9%

The Company uses the following methods to determine its significant assumptions as it relates to calculating the fair value of options:  the weighted average risk free rates are derived from the treasury notes that corresponds to the estimated life of the options; the expected lives are calculated by using historical activity from options granted to the end of the previous year; the annual dividend rates are calculated based upon the Company’s current annual dividend; and the weighted average volatility percentage is primarily calculated by weighting both the rolling five year period ending on the date of the new options granted and the implied volatility of the stock.

The following table summarizes information regarding the options outstanding at December 31, 2014 under the Plans:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2014	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2014	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$24.74 – $25.67	199,167	0.2	$25.55	199,167	0.2	$25.55
$25.22	219,000	1.3	$25.22	219,000	1.3	$25.22
$21.45 – $27.28	70,500	2.2	$26.87	70,500	2.2	$26.87
$10.94	57,000	3.2	$10.94	57,000	3.2	$10.94
$1.40	62,899	4.2	$1.40	62,899	4.2	$1.40
$4.51	104,899	5.2	$4.51	104,899	5.2	$4.51
$9.38	127,809	6.3	$9.38	127,809	6.3	$9.38
$9.93	198,499	7.4	$9.93	118,494	7.4	$9.93
$12.98	277,000	8.4	$12.98	92,337	8.4	$12.98
$10.27 - $10.85	299,500	9.4	$10.29	—
	1,616,273	5.5	$14.56	1,052,105	3.7	$16.41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

The aggregate intrinsic value of those options outstanding as of December 31, 2014 was $4,462.  The intrinsic value of options exercisable at December 31, 2014 was $2,983. The Company received gross proceeds of $635, $922, and $481 associated with its stock option plans for the years ended December 31, 2014, 2013, and 2012, respectively.

The following table summarizes the intrinsic value of options exercised and fair value of options vested for the three years ended December 31, 2014, 2013, and 2012:

	For the Year Ended December 31, 2014	For the Year Ended December 31, 2013	For the Year Ended December 31, 2012
Aggregate intrinsic value of options exercised	$333	$1,123	$1,088
Aggregate fair value of options vested	$936	$990	$542

The award agreements related to stock options all contained provisions that enabled the awards to vest immediately upon a change in operating control of the Company. Subsequent to the year ended December 31, 2014 and in connection with the Merger, all 1,616,273 stock options that were outstanding as of December 31, 2014 vested immediately and were converted to equivalent stock options of WPG.

18.    Employee Benefit Plan – 401(k) Plan

The Company established a qualified retirement savings plan under IRC Section 401(k) for eligible employees, which contains a cash or deferred arrangement which currently permits participants to defer up to a maximum 75% of their compensation, subject to certain limitations.  Employees 21 years old or above who have been employed by the Company for at least six months are eligible to participate beginning in the following quarter.  Participants' salary deferrals of qualified compensation were matched by the Company as follows: the first 3% of qualified compensation were matched at 100% and qualified compensation of between 4% and 5% were matched at 50%. The plan qualifies as a safe harbor plan. The Company contributed $917, $926, and $891 in matching contributions to the plan in 2014, 2013, and 2012, respectively.

19.    Distribution Reinvestment and Share Purchase Plan

The Company has a Distribution Reinvestment and Share Purchase Plan (the "Plan") under which its shareholders may elect to purchase additional Common Shares and/or automatically reinvest their distributions in Common Shares.  In order to fulfill its obligations under the plan, GRT may purchase Common Shares in the open market or issue Common Shares that have been registered and authorized specifically for the plan.  During the years ended December 31, 2014, 2013, and 2012 GRT received $51, $80, and $90 in net proceeds from the Plan, respectively. As of December 31, 2014, there were 2,100,000 Common Shares authorized specifically for the Plan, of which 457,722 Common Shares have been issued.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

20.    Earnings Per Share

The presentation of primary earnings per share ("EPS") and diluted EPS is summarized in the table below (shares in thousands):

	For the Years Ended December 31,
	2014			2013			2012
	Income	Shares	Per Share	Income	Shares	Per Share	Income	Shares	Per Share
Basic EPS
Income (loss) from continuing operations	$4,323			$(5,064)			$15,415
Less: Preferred stock dividends	(23,579)			(24,415)			(24,969)
Less: Preferred stock redemption costs	—			(9,426)			(3,446)
Noncontrolling interest adjustments (1)	56			639			561
Loss from continuing operations	$(19,200)	145,384	$(0.13)	$(38,266)	144,519	$(0.26)	$(12,439)	135,152	$(0.09)
Income (loss) from discontinued operations	$17,076			$389			$(18,097)
Noncontrolling interest adjustments (1)	(739)			(114)			40
Income (loss) from discontinued operations and noncontrolling interest adjustments	$16,337	145,384	$0.11	$275	144,519	$0.00	$(18,057)	135,152	$(0.13)
Net loss to common shareholders	$(2,863)	145,384	$(0.02)	$(37,991)	144,519	$(0.26)	$(30,496)	135,152	$(0.23)
Diluted EPS
Income (loss) from continuing operations	$4,323	145,384		$(5,064)	144,519		$15,415	135,152
Less: Preferred stock dividends	(23,579)			(24,415)			(24,969)
Less: Preferred stock redemption costs	—			(9,426)			(3,446)
Noncontrolling interest adjustments (2)	(2)			13			—
Operating Partnership Units		2,443			2,246			2,472
Loss from continuing operations	$(19,258)	147,827	$(0.13)	$(38,892)	146,765	$(0.26)	$(13,000)	137,624	$(0.09)
Income (loss) from discontinued operations (3)	$16,348	147,827	$0.11	$281	146,765	$0.00	$(18,050)	137,624	$(0.13)
Net loss to common shareholders before noncontrolling interests	$(2,910)	147,827	$(0.02)	$(38,611)	146,765	$(0.26)	$(31,050)	137,624	$(0.23)

(1)
The noncontrolling interest adjustment reflects the allocation of noncontrolling interest expense to continuing and discontinued operations for appropriate allocation in the calculation of the earnings per share.

(2)	Amount represents noncontrolling interest expense associated with consolidated joint ventures.

(3)	Amount includes noncontrolling interest expense associated with Surprise.

GRT determines basic earnings per share based on the weighted average number of shares of common stock outstanding during the period and considers any participating securities for purposes of applying the two-class method when required.

The Company has included OP Units in all periods presented since the per share/unit amounts are the same. When anti-dilutive, all other common stock equivalents are excluded from the respective computation of earnings per share. The Company has issued restricted shares which have non-forfeitable rights to dividends immediately after issuance and are considered participating securities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

21.    Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, restricted cash, tenant accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair values because of the short maturity of these financial instruments.  The carrying values of the Company's Credit Facility are also reasonable estimates of its fair value because it bears a variable rate of interest at current market rates.  Based on the discounted amount of future cash flows using rates currently available to GRT for similar liabilities (ranging from 3.01% to 6.00% per annum at December 31, 2014 and ranging from 3.06% to 6.00% per annum at December 31, 2013), the fair value of GRT's mortgage notes payable is estimated to be $1,717,005 and $1,838,389 at December 31, 2014 and December 31, 2013, respectively, compared to its carrying amounts of $1,699,063 and $1,847,903, at December 31, 2014 and December 31, 2013, respectively.  The fair value of the debt instruments considers, in part, the credit of GRT as an entity and not just the individual entities and Properties owned by GRT. Fair value of debt was estimated using cash flows discounted at current market rates, as estimated by management. When determining current market rates for purposes of estimating the fair value of debt, the Company employed adjustments to the original credit spreads used when the debt was originally issued to account for current market conditions.

22.    Acquisition of Properties

Our consolidated acquisition activity for the periods presented are highlighted as follows:

2014 Acquisition Activity

On February 28, 2014, an affiliate of the Company purchased a joint venture interest in the OKC Properties for $51,820.

2013 Acquisition Activity

On January 7, 2013, the Company purchased University Park, an approximately 173,000 square foot outdoor retail center, located in Fort Worth, Texas, for $105,000.

On June 25, 2013, the Company purchased the remaining 60% indirect ownership interest in WestShore from an affiliate of Blackstone. The purchase price amounted to $111,760, which included the assumption of Blackstone's pro-rata share of the $119,600 mortgage debt encumbering WestShore, which remained in place after the closing, and a cash payment of $40,000. The Company determined that the purchase price represented the fair value of the additional ownership interest in WestShore that was acquired. As required for an acquisition achieved in stages, the Company re-measured its previously held 40% interest in WestShore, which had a recorded value of $7,440 at the date of acquisition. This recorded value was adjusted to fair value which resulted in a recognized gain of $19,227 and is reflected as a "Gain on remeasurement of equity method investments" in the 2013 Consolidated Statement of Operations and Comprehensive Income (Loss).

On December 18, 2013, the Company purchased Arbor Hills, an approximate 87,000 square foot open-air center located in Ann Arbor, Michigan, for $52,550.

2012 Acquisition Activity

On May 9, 2012, the Company purchased the remaining 80% indirect ownership interest in Pearlridge from an affiliate of Blackstone. The purchase price amounted to $289,400, which included the assumption of Blackstone's pro-rata share of the $175,000 mortgage debt encumbering Pearlridge, which remained in place after the closing, and a cash payment of $149,400. The Company determined that the purchase price represented the fair value of the additional ownership interest in Pearlridge that was acquired. As required for an acquisition achieved in stages, the Company re-measured its previously held 20% joint venture interest in Pearlridge, which had a recorded value of $12,282 at the date of acquisition. This recorded value was adjusted to fair value which resulted in a recognized gain of $25,068 and is reflected as a “Gain on remeasurement of equity method investments” in the 2012 Consolidated Statement of Operations and Comprehensive Income (Loss).

On May 24, 2012, the Company purchased Town Center Crossing, located in Leawood, Kansas, an approximately 164,000 square foot outdoor retail center, for $67,500.

On June 26, 2012, the Company acquired the ground leasehold interest and improvements at Malibu, an approximately 31,000 square foot outdoor retail center for $35,500.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

The purchase price allocations for all of the above mentioned acquisitions have been finalized as of December 31, 2014.

OKC Properties had revenues totaling $4,799 for the year ended December 31, 2014, and a net loss of $237 for the year ended December 31, 2014. The Company expensed acquisition costs relating to the OKC Properties acquisition of $723 as general and administrative expenses within the Consolidated Statement of Comprehensive Income (Loss) for the year ended December 31, 2014.

The following table summarizes the consideration paid for the OKC Properties and the amounts of the assets acquired and liabilities assumed at the acquisition dates:

Amount
Cash consideration paid for the OKC Properties acquisition, net of cash received	$51,127

Recognized amounts of identifiable assets acquired and liabilities assumed:
Land	$19,584
Buildings, improvements and equipment	35,719
Deferred costs	1,921
Tenant accounts receivable	(69)
Prepaid and other assets (1)	622
Accounts payable and accrued expenses (2)	(6,650)
Total amount of identifiable net assets acquired	$51,127

(1)	Amount relates to above-market leases.

(2)	Amount primarily relates to below-market leases.

The pro-forma information presented below represents the change in consolidated revenue and earnings as if the Company's significant acquisitions of University Park and WestShore, collectively (the "Recent Acquisitions"), had occurred on January 1, 2013. Amortization of the estimated above/below-market lease intangibles and the fair value adjustment to the carrying value of the mortgages, as well as the depreciation of the buildings, improvements and equipment, have been reflected in the pro-forma information listed below. Certain expenses such as property management fees and other costs not directly related to the future operations of the Recent Acquisitions have been excluded. The acquisition of Pearlridge was deemed to have a material effect on revenue and earnings, however, as its acquisition was completed during the year ended December 31, 2012, it is presented in both periods in its entirety. The acquisitions of Town Center Crossing, Malibu, Arbor Hills and OKC Properties have not been included in the pro-forma information presented below as their results do not have a material effect on revenues or earnings.

	For the Years Ended December 31,
	2014			2013
	As Reported	Pro-Forma Adjustments	Pro-Forma	As Reported	Pro-Forma Adjustments		Pro-Forma

Revenues	$394,644	$—	$394,644	$375,357	$9,897	(1)	$385,254
Net income (loss)	$21,399	$—	$21,399	$(4,675)	$(20,310)	(2)	$(24,985)
Net income (loss) attributable to Glimcher Realty Trust	$20,716	$—	$20,716	$(4,150)	$(19,997)	(3)	$(24,147)

Earnings per share - (basic) (4)	$(0.02)		$(0.02)	$(0.26)			$(0.40)
Earnings per share - (diluted) (4)	$(0.02)		$(0.02)	$(0.26)			$(0.40)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

Pro-forma earnings per share, both basic and diluted, are calculated with an appropriate adjustment to noncontrolling interest expense for the difference in pro-forma income.

(1)
Represents the estimated revenues for the Recent Acquisitions which takes into consideration adjustments for fees previously earned by the Company for the management and the leasing of WestShore, and the estimated amortization of above/below-market leases.

(2)
Includes the adjustments in (1) and the following adjustments: operating expenses for Recent Acquisitions, management fees, estimated depreciation expense, removal of the gain on remeasurement of equity method investments, and previously recorded Equity in income or loss of unconsolidated real estate entities.

(3)	Amount also includes the allocation to noncontrolling interests.

(4)	Calculation of earnings per share includes preferred share dividends and the write-off related to the preferred share redemptions.

23.    Intangible Assets Associated with Acquisitions

Intangible assets and liabilities as of December 31, 2014, which were recorded at the respective acquisition dates, are associated with acquisitions of Polaris Fashion Place, located in Columbus, Ohio, Merritt Square Mall, located in Merritt Island, Florida, Town Center Plaza and Town Center Crossing, both located in Leawood, Kansas, Pearlridge, Malibu, University Park, WestShore, Arbor Hills, and the OKC Properties.

The gross intangibles recorded as of their respective acquisition dates are comprised of an asset for acquired above-market leases of $19,330 in which the Company is the lessor, a liability for acquired below-market leases of $87,042 in which the Company is the lessor, an asset of $12,571 for an acquired below-market lease in which the Company is the lessee, a liability of $8,102 for an acquired above-market lease in which the Company is the lessee, an asset for tenant relationships of $2,689, and an asset for in-place leases for $74,065.

The intangibles related to above and below-market leases in which the Company is the lessor are amortized to minimum rents on a straight-line basis over the estimated life of the lease. The above and below-market leases in which the Company is the lessee are amortized to other operating expenses over the life of the non-cancelable lease terms. Tenant relationships are amortized to depreciation and amortization expense over the remaining estimated useful life of the tenant relationship. In-place leases are amortized to depreciation and amortization expense over the life of the leases to which they pertain.

Net amortization for all of the acquired intangibles decreased net income by $3,804, $7,118, and $4,390 for the years December 31, 2014, 2013, and 2012, respectively.

The table below identifies the type of intangible assets and liabilities, their location on the Consolidated Balance Sheets, their weighted average remaining amortization period, and their book value, which is net of amortization, as of December 31, 2014 and 2013:

			Balance as of December 31,
Intangible Asset/Liability	Location on the Consolidated Balance Sheets	Weighted Average Remaining Amortization (in years)	2014	2013
Above-Market Leases - Company is lessor	Prepaid and other assets	7.3	$10,672	$12,512
Below-Market Leases - Company is lessor	Accounts payable and accrued expenses	13.7	$47,873	$57,896
Below-Market Leases - Company is lessee	Prepaid and other assets	29.0	$9,666	$10,540
Above-Market Leases - Company is lessee	Accounts payable and accrued expenses	48.0	$6,872	$7,362
Tenant Relationships	Prepaid and other assets	2.0	$414	$621
In-Place Leases	Building, improvements, and equipment	9.4	$36,721	$44,392

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

The table below shows the net amortization of intangibles as a decrease to net income over the next five years:

Year Ending December 31,	Amount
2015	$4,317
2016	3,434
2017	2,341
2018	1,714
2019	1,009
Total	$12,815

24.    Discontinued Operations

Financial results of Properties the Company has sold or classified as held-for-sale are reflected in discontinued operations for all periods presented in the Consolidated Statements of Operations and Comprehensive Income (Loss).  The table below summarizes key financial results for these discontinued operations:

	For the Years Ended December 31,
	2014	2013	2012
Revenues	$4,703	$10,126	$13,566
Operating expenses	(2,497)	(7,215)	(10,621)
Operating income	2,206	2,911	2,945
Interest expense, net	(1,522)	(2,522)	(2,565)
Net income from operations	684	389	380
Gain on disposition of assets	2,613	—	—
Gain on extinguishment of debt	16,292	—	—
Impairment loss	(2,513)	—	(18,477)
Net income (loss) from discontinued operations	$17,076	$389	$(18,097)

The revenues, operating expenses, and interest expense for the years ended December 31, 2014 and 2013 primarily relate to the results of Eastland, Ohio River Plaza, located in Gallipolis, Ohio and Surprise. The year ended December 31, 2013 results also included the sale of an outparcel at Surprise. The year ended December 31, 2012 results also included the sale of an outparcel at Northtown Mall, located in Blaine, Minnesota.

During the year ended December 31, 2014, the Company sold Ohio River Plaza for $4,850 and recorded a gain of $1,284. In addition to the sale of Ohio River Plaza, the Company sold a multi-tenant building located at River Valley Mall, in Lancaster, Ohio, for $3,090 and recorded a gain of $325; and also sold a multi-tenant building at Surprise for $2,754 and recorded a gain of $1,004.

A gain on the extinguishment of debt of $16,292 was recorded as a result of the conveyance of Eastland to the Eastland Lender for the year ended December 31, 2014.

Prior to the conveyance of Eastland in 2014, the Company had reduced the carrying value of Eastland to its then estimated net realizable value and recorded a $2,513 impairment loss. The Company used multiple market indicators in determining the Property’s estimated fair value.

In connection with the preparation of the financial statements for the year ended December 31, 2012, the Company reduced the carrying value of Eastland to its estimated net realizable value and recorded an $18,477 impairment loss. The Company valued the property using an independent appraisal.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - continued
(dollars in thousands, except share and unit amounts)

25.    Subsequent Events

On January 8, 2015, the Company redeemed the $19,000 tax exempt bonds that were issued as part of the financing for the initial development of Jersey Gardens.

On January 14, 2015, the Company closed on a $90,000 loan secured by Seattle.  The initial loan amount at closing was $86,500.  The Company may borrow up to $3,500 of additional proceeds according to an earnout provision under the loan.  The interest rate is LIBOR plus 1.50%, initially set at 1.67%.  The maturity date of the loan is January 14, 2018, however the Company has two (2) separate options to extend the maturity date for a period of twelve (12) months.  The loan replaces the previously outstanding $50,000 loan on Seattle.

On January 15, 2015, GRT was merged into WPG as discussed in Note 3 - "Washington Prime Group Merger." All outstanding shares of GRT were redeemed in the transaction.